ASSET PURCHASE AGREEMENT

Between

DXP ENTERPRISES, INC.
PURCHASER

And

C.W. ROD TOOL COMPANY, INC.
SELLER

Dated as of December 30, 2011

862804.3

Exhibits
A                      Form of Lease (Section 5.9)
B                      Form of Seller’s Certificate (Section 9.1(d))
C                      Form of Employment Agreement (Sections 8.4 and 9.1(g))
D                      [Intentionally Omitted]
E                      Form of Bill of Sale (Section 9.1(i))
F              Form of Assignment and Assumption Agreement (Sections 9.1(1) and 9.2(e))
G                      Form of Seller’s Disclosure Schedules Letter (Section 9.1(p))
H                      Form of Escrow Agreement (Section 10.5)
I                        Form of Minutes of shareholders and board of directors (Section 9.1(o))
J                        Form of Lease Termination Agreement (Section 5.9(a))

862804.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of December 30, 2011, among DXP ENTERPRISES, INC., a Texas corporation (“Purchaser”), C.W. ROD TOOL COMPANY, INC., a Texas corporation (“Seller”), and CHARLES W. ROD and RONALD D. ROD (“Controlling Shareholders”).

W I T N E S S E T H:

WHEREAS, Seller presently conducts the Business;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions

.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means the current business of Seller, including but not limited to, distribution of state-of-the-art cutting tools, coolants, machine shop supplies and industrial machine parts and equipment.

“Business Day” means any day of the year on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller in connection with the Business together with individuals who are hired in respect of the Business after the date hereof.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Asset Conservation, Lender Liability, and Deposit Insurance Act of 1996, 42 U.S.C. §9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S. C. §9601 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §11001 et seq.; the Clean Air Act of 1966, as amended 42 U.S.C. §7401 et  seq.; the National Environmental Policy Act of 1975, 42 U.S.C. §4321 et seq.; the Rivers and Harbours Act of 1899, 33 U.S.C. §401 et seq.; the Endangered Species Act of 1973, as amended 16 U.S.C. §1531 et seq.; the Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §651 et seq.; and the Safe Drinking Water Act of 1974, as amended 42 U.S.C. §300(f) et seq.; and all rules, regulations and guidance promulgated or published thereunder, and any Laws relating to public health, safety or the environment, including, without limitation, those relating (i) to releases, discharges, emissions or disposals to air, water, land or ground water, (ii) to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, (iii) to the treatment, storage, disposal or management of Hazardous Substances (including, without limitation petroleum, crude oil or any fraction thereof) and any other solid, liquid or gaseous substance, exposure to which is prohibited, limited or regulated, or may or could pose a hazard to the health and safety of the occupants of the real property of the Company, (iv) to the exposure of persons to toxic, hazardous, or other controlled, prohibited or regulated substances, (v) to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulations, order, injunction, judgment, declaration, notice or demand issued thereunder.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller in connection with the Business but who are no longer so employed or engaged on the date hereof.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller  in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business) (other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid  dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”); (v) all other intellectual property rights arising from or relating to Technology, and (vi) all Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by the Seller to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the knowledge, after due inquiry, of the officers and directors of Seller.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unsacred, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever other than landlord liens under any real estate lease agreements.

“Material Adverse Effect” means a material adverse effect on (i) the historical or near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Seller or of the Business; or (ii) the financial, banking or capital markets or general economic conditions; or (iii) regulatory or political conditions, or securities markets in the United States of America or worldwide or any outbreak of hostilities, terrorists activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof; or (iv) the value of the Purchased Assets or an increase in the amount of Assumed Liabilities; or (v) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all of Seller’s Contracts related to the Business.

“Purchased Intellectual Property” means all Intellectual Property owned by Seller related to or used in connection with the Business.

“Purchased Technology” means all Technology owned by Seller related to or used in connection with the Business.

 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulations or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of their Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, data bases, complications, descriptions, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

1.2 Terms Defined Elsewhere in this Agreement

.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accountant	3.3(c)
Accounting Principles	3.3(a)
Agreement	Introductory Paragraph
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Balance Sheet	5.4
Balance Sheet Date	5.4
Basket	10.4(a)
Cap	10.4(b)
Closing	4.1
Closing Date	4.1
Closing Statement	3.3(a)
Closing Working Capital	3.3(a)
Confidential Information	7.5(c)
Confidentiality Agreement	7.1
Controlling Shareholders	Introductory Paragraph
Copyrights	1.1 (in Intellectual Property definition)
Employee Benefit Plans	5.13(a)
ERISA Affiliate	5.13(a)
ERISA Affiliate Plans	5.13(a)
Escrow Agent	10.5
Escrow Agreement	10.5
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Liabilities	2.4
Final Working Capital	3.3(e)
Financial Statements	5.4(a)
Indemnity Escrow Amount	10.5
Loss and Losses	10.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12
Monthly Financial Statements	7.11
Multiemployer Plans	5.13(a)
Multiple Employer Plans	5.13(a)
Net Working Capital	3.3(a)
Nonassignable Assets	2.5(c)
Patents	1.1 (in Intellectual Property definition)
PBGC	5.13(e)
Personal Property Leases	5.10(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser’s Environmental Assessments	7.10(a)
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.3(a)
Qualified Plans	5.13(c)
Real Property Leases	5.9(a)
Reference Date	3.3(a)
Reference Statement	3.3(a)
Related Persons	5.21
Representatives	7.5(a)
Restricted Business	7.6(a)
Revised Statements	2.7
Seller	Introductory Paragraph
Seller Documents	5.2
Seller Indemnified Parties	10.2(b)
Seller Marks	7.9
Seller Permits	5.16(b)
Seller Property	5.9(a)
Seller Properties	5.9(a)
Survival Period	10.1
Termination Date	4.2(a)
Third Party Claim	10.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in Intellectual Property definition)
Transfer Taxes	11.1
Transferred Employees	8.1(a)
Unresolved Claims	10.5

1.3 Other Definitional and Interpretive Matters

.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and the Schedules (which are attached to Seller’s Disclosure Schedules Letter) to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and all Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets

.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens.  “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets:

(a) all accounts receivable of Seller including, but not limited to, those set forth on Schedule 2.1(a);

(b) all inventory used or intended to be used primarily in connection with or useful in the Business including, but not limited to, those set forth on Schedule 2.1(b);

(c) all tangible personal property intended to be used primarily in connection with or useful in the Business, including, but not limited to, Furniture and Equipment (the vehicles shall be listed on Schedule 2.01(c)), other than such tangible personal property which is an Excluded Asset;

(d) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller to the extent included in Net Working Capital;

(e) all rights of Seller under each Real Property Lease set forth on Schedule 5.9(a), together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(f) the Purchased Intellectual Property and the Purchased Technology;

(g) all rights of Seller under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;

(h) all Documents that are related to the Business as to which Seller has possession, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, but excluding personnel files for Employees of Seller  who are not Transferred Employees;

(i) all assets of any trust attributable to Employees in connection with any Employee Benefit Plan to the extent of Seller's interest thereon;

(j) all Permits, to the extent transferable, including Environmental Permits, used by Seller  in the Business (which includes all Permits necessary to conduct the Business as currently conducted) which are set forth on Schedule 2.1(j) and all rights, and incidents of interest therein;

(k) all supplies owned by Seller and used in connection with the Business;

(l) Seller does not have any non-disclosure or confidentiality or non-compete or non-solicitation agreements with Former Employees, Employees of Seller or with third parties, except for agreements which Seller has not and will not enforce.

(m) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets to the extent transferable;

(n) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and

(o) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.

2.2 Excluded Assets

.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean each of the following assets:

(a) all minute books, organizational documents, stock registers and such other books and records of Seller  as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(b) any individual life insurance policies insuring the life of any key employee or the Controlling Shareholder;

(c) the assets set out in Schedule 2.2(c);

(d) the rights to the Purchase Price;

(e) any inventory item not included (other than dead stock based on past practice) or credited to Seller for purposes of determining Net Working Capital shall be deemed retained by Seller and consigned to Purchaser, upon terms and conditions usual and customary in the distribution industry in Harris County, Texas (“Consigned Item” or “Consigned Items”).  Such Consigned Items shall be listed on a schedule Seller shall prepare and deliver to Purchaser on or before thirty (30) days after the Closing.  Such schedule shall list each Consigned Item, the cost of such Consigned Item (at the lower of actual cost, last cost or current market cost (“the Cost”)) and the branch location of each Consigned Item.   In the event any of Seller’s prior customers or any other C.W. Rod branch customer order a Consigned Item, then such Consigned Item shall be sold to such customer rather than the same inventory item that is not a Consigned Item.  Upon such sale, Purchaser shall pay Seller the amount shown on such schedule for such Consigned Item on Purchaser’s next vendor check run after the month of such sale.  Purchaser shall be liable for any loss due to theft or casualty as to the Cost of such Consigned Item.  Seller shall have the right to audit Purchaser’s books and records as to the sale of Consigned Items.  Seller itself may at anytime eighteen (18) months after the Closing Date sell such Consigned Items and Purchaser shall have the right any time after eighteen (18) months from the Closing Date to deliver the Consigned Items to Seller; and

(f) any accounts receivable not included or a credited to Seller for purposes of determining Net Working Capital shall be deemed retained by Seller: provided however Purchaser shall provide reasonable assistance to Seller in collecting same and shall remit the amounts collected within thirty (30) days of collection.

2.3 Assumption of Liabilities

.  On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period from and after the Closing Date;

(b) the liabilities specifically set out in Schedule 2.3(b); and

(c) any other liabilities included in the Net Working Capital.

2.4 Excluded Liabilities

.  Purchaser will not assume or be liable for any Excluded Liabilities.  Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller, other than the Assumed Liabilities, including the following Liabilities:

(a) all Liabilities in respect of any products sold and/or services performed by Seller on or before the Closing Date except to the extent the same are included in Net Working Capital;

(b) all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller  of (A) Real Property Leases (or any condition thereon) on or prior to the Closing Date (including (i) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller  prior to and through the Closing Date;

(c) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller (other than those that are covered by a policy of insurance) that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) any Employee Benefit Plan or (iv) life insurance policy premiums for specific key employees;

(d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to Closing (Seller will retain the right to an offset as to same under said Contract or right due to applicable law);

(e) all Liabilities arising out of, under or in connection with any Indebtedness of Seller;

(f) all Liabilities for (i) Transfer Taxes other than Louisiana transfer taxes or sales/transfer taxes related to the transfer of any vehicle (which shall be the responsibility of Purchaser), (ii) Taxes of Seller, (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to Section 11.2, and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(g) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;

(h) all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date; and

(i) the Liabilities set out in Schedule 2.4(i).

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b) From time to time following the Closing, Seller, the Controlling Shareholders and Purchaser shall, and shall use their reasonable commercial efforts to cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall, and shall cause its Affiliates to, use its reasonable commercial efforts to cooperate with Purchaser at its request in endeavoring to obtain such consents promptly.  To the extent permitted by applicable Law and not prohibited by a Contract, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take or cause to be taken at Seller's expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

2.6 Bulk-Sales Laws

.  Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that the Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article X and (iii) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance.

2.7 Purchase Price Allocation

.  Not later than sixty (60) days after the Closing Date, Purchaser and Seller shall mutually prepare a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets.  In the event Purchaser and Seller cannot agree on the allocation, the Accountant (defined in Section 3.3(c)) shall determine the allocation within thirty (30) days after the expiration of said sixty (60) day period.  Purchaser and Seller shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any).  The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.  For purposes of this Section 2.7, the Purchased Assets include the covenant not to compete as set forth in Section 7.6.  Purchaser and Seller agree the allocation to Non-Competition, Non-Solicitation, Confidentiality, as set out in Section 7.5, shall be $50,000 unless otherwise agreed to by Purchaser and Seller.  In the event Purchaser were to seek damages for any breach of this Agreement, the allocation of the Total Consideration, as set out herein, shall not be considered a measure of or a limit on such damages.  Attached hereto as Schedule 2.7 is an example of the methodology for the allocation of the Purchase Price based on Seller’s balance sheet as of June 30, 2011.

2.8 Right to Control Payment

.  Purchaser shall have the right, but not the obligation, to make any payment due from Seller with respect to any Excluded Liabilities in excess of $10,000 which are not paid by Seller within sixty (60) days following written request for payment from Purchaser; provided, however, that if Seller advises Purchaser in writing during such sixty (60) day period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability, as long as Seller continues to assert a good faith dispute and to pursue such dispute based on such valid defenses.  Seller agrees to reimburse Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8.

2.9 Proration of Certain Expenses

.  Subject to Section 11.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date.  Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date.  Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date.  Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.

2.10 Receivables

.  Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable, provided same is without any out-of-pocket expense to Seller.  If Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall forward such payment to Purchaser within ten (10) days after receipt of such payment.

ARTICLE III

CONSIDERATION

3.1 Consideration

.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to THIRTY-NINE MILLION AND NO/100 DOLLARS ($39,000,000.00), subject to adjustment as provided in Section 3.3 and (b) Thirty-Five Thousand Seven Hundred Fourteen (35,714) shares of the unregistered common stock of Purchaser, hereinafter referred to as Purchaser’s Stock (collectively, the “Purchase Price”) and (c) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).  The Purchase Price shall be increased by the agreed upon amount of asset costs directly incurred by Seller in the opening of Branch #7.  Set out in Schedule 3.1 is the list of specific asset costs incurred by Seller through November 30, 2011 in the opening of the Arlington, Texas, Branch #7.  Notwithstanding the foregoing, such increase in the Purchase Price shall not exceed $200,000.00.

3.2 Payment of Purchase Price

.  On the Closing Date, Purchaser shall pay the cash portion of the Purchase Price less the Indemnity Escrow Amount to Seller, which shall be paid by wire transfer of immediately available funds into such accounts as are designated by Seller in writing not fewer than three (3) Business Days prior to the Closing Date.  On the Closing Date, Purchaser shall wire transfer, into an account designated by the Escrow Agent, the Indemnity Escrow Amount.  On the Closing Date Purchaser shall deliver to Seller evidence of Purchaser’s instruments to its transfer agent to issue Purchaser’s Stock to Seller or to one or both of the Controlling Shareholders.

3.3 Purchase Price Adjustment

.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Purchaser’s calculation of Closing Working Capital.  The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”).  “Net Working Capital” means the current assets of the Business, reduced by the current liabilities of the Business, in each case as determined in accordance with the format and accounting principles set forth on Schedule 3.3(a-1) (the “Accounting Principles”).  It is agreed that for purposes of determining Net Working Capital, that all inventory reflected in the Financial Statements by Seller will be included in the Net Working Capital calculation unless the adjusted value of same based upon the actual physical inventory count at Closing and any other adjustments identified which are consistent with past practice are less than ninety percent (90%) of the value reflected in the Financial Statements by Seller.  In the event the adjusted value is less than ninety percent (90%) of the value reflected in the Financial Statements by Seller, there will be an adjustment to Net Working Capital only for the difference between ninety percent (90%) and the actual adjusted inventory level based on Seller’s  practices as reflected on Schedule 3.3(a).  Excess inventory will not be deducted from the reported inventory or excluded in the Net Working Capital calculation.  The preparation of the Closing Statement shall be for the sole purpose of determining changes in Net Working Capital as set out in Section 3.3(e).  Attached hereto as Schedule 3.3(a-2) is a schedule showing the calculation of Net Working Capital as of June 30, 2011 (the “Reference Date”) after giving effect to the pro forma adjustments required in the Accounting Principles (“Reference Statement”).  The Seller represents and warrants to Purchaser that the Reference Statement was prepared in accordance with GAAP consistent with past practice, subject to the Accounting Principles.

(b) If Seller disagrees with Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(a), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(b), Purchaser and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculation delivered pursuant to Section 3.3(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 3.3(b).  If the parties so resolve all disputes, the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Purchaser and Seller are unable to reach an agreement, they shall promptly thereafter cause Kay Parker at Fitts Roberts & Co., P.C. (the “Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accountant shall consider only those items or amounts in the Closing Statement and Seller’s calculation of Closing Working Capital as to which Seller has disagreed.  The Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accountant), a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Seller.  The fees, costs and expenses of the Accountant’s review and report shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant.  For example, should the items in dispute total in amount to $1,000 and the Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(d) Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

(e) If Final Working Capital is less than $18,000,000, Seller shall pay to Purchaser, in the manner as provided in Section 3.3(f), the amount of such difference as an adjustment to the Purchase Price, and, if Final Working Capital exceeds $18,401,567, Purchaser shall pay to Seller, in the manner as provided in Section 3.3(f), the amount of such excess as an adjustment to the Purchase Price.  “Final Working Capital” means Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.3(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 3.3(c) or (B) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 3.3(c); provided, however, that in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.3(b) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(a).

(f) Any payment pursuant to Section 3.3(e) shall be made within three (3) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  If the payment is not made within said three (3) Business Days, then the non-paying party shall be responsible for all costs and expenses (including reasonable attorney fees) incurred by the party collecting the payment.

3.4 Federal Income Tax Adjustment

.  Attached as Schedule 3.4 is the calculation of the amount of federal income taxes the Controlling Shareholders will pay pursuant to Seller’s Sub-Chapter S election.  For federal income tax purposes, Seller has elected Sub-Chapter S status and such election has been approved by the IRS and Seller is in full compliance with the requirements to maintain such Sub-Chapter S status.  As promptly as practicable, but no later than ten (10) days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement from Seller’s income tax preparer advising Purchaser of any difference between the federal income taxes, Texas margin taxes and any Louisiana state income or sales taxes the Controlling Shareholders will be required to be paid pursuant to its Sub-Chapter S election status versus the federal income taxes, Texas margin taxes and any Louisiana state income or sales taxes the Controlling Shareholders would pay if this transaction was structured as a sale of all of the issued and outstanding capital stock of Seller to be paid by Seller solely by reason of the sale/transfer of the Purchased Assets and the Assumed Liabilities to Purchaser (the “Tax Statement”).  If Purchaser disagrees with the Tax Statement, Purchaser may, within seven (7) days after delivery of the Tax Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Purchaser’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees.  During the seven (7) days following Seller’s receipt of Purchaser’s disagreement of the Tax Statement, Seller and Purchaser will use their commercially reasonable efforts to reach an agreement on the disputed items or amounts in order to determine, as may be required, the amount of tax calculated (the “Base Tax Amount”)in the Tax Statement. The Base Tax Amount of tax calculated in the Tax Statement shall be grossed –up to also reimburse Seller  for any additional taxes that Seller shall be obligated to paid as a result of receiving the Base Tax Amount and the tax thereon (the “Gross – Up Tax”)   If the parties so resolve all disputes, the computation of tax calculated in the Tax Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on Seller, Purchaser and the Controlling Shareholders.  If during such period, Purchaser and Seller are unable to reach an agreement, they shall promptly thereafter cause Kay Parker at Fitts Roberts & Co., P.C. (the “Tax Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the amount of federal income tax set out in the Tax Statement (it being understood that in making such calculation, the Tax Accountant shall be functioning as an expert and not as an arbitrator).  The Tax Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Tax Accountant), a report setting forth such calculation.  Such report shall be final and binding upon Seller, Purchaser and the Controlling Shareholders.  The fees, costs and expenses of the Tax Accountant’s review and report shall be allocated and paid fifty percent (50%) to Purchaser and fifty percent (50%) to the Controlling Shareholders.  Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Tax Statement and the calculation of the amount of federal income tax set out in the Tax Statement and in the conduct of the review, including the making available, to the extent necessary, of books, records, work papers and personnel.  The final determination of the amount of the federal income tax calculated in the Tax Statement (for purposes hereof the Base Tax Amount and the Gross - Up Tax shall be referred to as the “the “Tax Reimbursement”) shall be paid within three (3) Business Days, after the final determination, by wire transfer by Purchaser of immediately available funds to the account of Seller as may be designated in writing.  If the payment is not made within said three (3) Business Days, then Purchaser shall be responsible for all costs and expenses (including reasonable attorney fees) incurred by Seller.  In the event the IRS makes a subsequent adjustment which results in an additional tax which would not apply if the sale was structured as a sale of stock, Purchaser shall pay such increase in tax and any Gross - Up Tax thereon  to Controlling Shareholder, unless Purchaser desires to contest such adjustment by the IRS.  In such event, and provided that Seller and Purchaser are unable to otherwise agree, Seller and Purchaser shall submit such adjustment to the Tax Accountant and the Tax Accountant shall determine if and how to proceed with the contest of such adjustment.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date

.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Looper, Reed & McGraw located at 1300 Post Oak Boulevard, Suite 2000, Houston, Texas 77056 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Houston, Texas time) on December 30, 2011 (the “Closing Date”), which date shall not be earlier than the Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

4.2 Termination of Agreement

.  This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Seller or Purchaser on or after December 31, 2011 (such date, as it may be extended under this Section 4.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b) by mutual written consent of Seller and Purchaser;

(c) by written notice from Purchaser to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances will or could reasonably be expected to result in a Material Adverse Effect;

(d) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Seller of notice of such breach and the required cure of such breach from Purchaser; or

(e) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach and the required cure of such breach from Seller.

4.3 Procedure Upon Termination

.  In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination

.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that (a) the obligations of the parties set forth in this Section 4.4, Section 7.1, Section 7.8, Section 12.1, and Section 12.9 hereof shall survive any such termination and shall be enforceable hereunder; and (b) nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of such valid termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing

.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Attached as Schedule 5.1 are true, complete and correct copies of Seller’s certificate of incorporation and by-laws or comparable organizational documents, as amended, as presently in effect and a list of all the shareholders of Seller and the number of shares owned by each shareholder.

5.2 Authorization of Agreement

.  Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the  transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller.

5.3 Conflicts; Consents of Third Parties

.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller, except as set forth on Schedule 5.3(a).

5.4 Financial Statements.

(a) Seller has delivered to Purchaser copies of (i) the audited balance sheets of Seller as at December 31, 2008, 2009 and 2010 and the related audited statements of income and of cash flows of Seller for the years then ended and (ii) the unaudited balance sheets of Seller as at June 30, 2011 and September 30, 2011 and the related statements of income and cash flows of Seller for the six and nine month periods then ended and Seller will deliver to Purchaser the Monthly Financial Statements as set out in Section 7.11 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  The Financial Statements are set forth in Schedule 5.4.  Each of the Financial Statements is true, accurate and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of Seller as at the dates and for the periods indicated.

For the purposes hereof, the audited balance sheet of Seller as at December 31, 2010 is referred to as the “Balance Sheet” and December 31, 2010 is referred to as the “Balance Sheet Date.”

(b) Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Seller’s assets and reflects the Business for the audited Financial Statements.

5.5 No Undisclosed Liabilities

.  Seller does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial to Seller.

5.6 Title to Purchased Assets; Sufficiency

.  Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens.  The Purchased Assets constitute all of the Properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Seller as of the Closing Date.

5.7 Absence of Certain Developments

.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (i) Seller has conducted the Business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000.00 for any single loss or $20,000.00 for all such losses;

(ii) Seller has not awarded or paid any bonuses (other than bonuses to be paid by Seller on or before the Closing),  to Former Employees or Employees of Seller with respect to the fiscal year that will end December 31, 2011, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation (other than bonuses to be paid by Seller on or before the Closing), insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iii) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(iv) Seller has not made or rescinded any election relating to Taxes or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal tax returns, in each case, to the extent related to the Business or the Purchased Assets;

(v) Seller has not failed to promptly pay and discharge current liabilities except for liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(vi) Seller has not made any capital investment in, any loan (other than loans to its employees in the Ordinary Course of Business, which shall not exceed $5,000) to, or any acquisition of the securities or assets of, any other Person other than in the Ordinary Course of Business;

(vii) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(viii) Seller has not discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business;

(ix) Seller has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to Seller taken as a whole;

(x) Seller has not issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $100,000.00 in the aggregate;

(xi) Seller has not made or committed to make any capital expenditures (other than for vending machines and vehicles, which shall be disclosed to Purchaser in detail prior to the Closing) in excess of $100,000.00 individually or $200,000.00 in the aggregate (other than Arlington, Texas branch #7);

(xii) Seller has not instituted or settled any material Legal Proceeding resulting in a loss of revenue in excess of $100,000.00 in the aggregate;

(xiii) Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property;

(xiv) Seller has not made any loan (other than Employee loans) to, or entered into any other transaction with, any of its shareholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business or bonuses that may be paid by Seller to its employees on or before the Closing; and

(xv) Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of Seller relating to the Business or the Purchased Assets have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes relating to the Business or the Purchased Assets have been fully and timely paid.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Purchased Assets or the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller   received any notice from any Taxing Authority that it intends to conduct such an audit or investigation relating to the Purchased Assets or the Business.

(c) Schedule 5.8(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller, in connection with, or with respect to, the Purchased Assets or the Business and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller has a duty to file such Tax Returns.  Seller has made available complete copies of Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended after December 31, 2010.

(d) Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e) No claim has been made by a Taxing Authority in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.

(f) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return, in each case with respect to the Business or the Purchased Assets, has been executed or filed with any Taxing Authority by or on behalf of Seller.  Seller has not requested any extension of time within which to file any Tax Return with respect to the Business or the Purchased Assets, which Tax Return has since not been filed.

(g) There are no Liens for Taxes upon the Purchased Assets.

(h) No issue has been raised by written inquiry of any Governmental Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(i) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.

(j) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Sellers, that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

5.9 Real Property

(a) Schedule 5.9(a) sets forth a complete list of all interests in real property leased by Seller and includes a copy of each lease agreement (individually, a “Real Property Lease” and collectively, the “Real Property Leases”, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Seller Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of Seller and which are necessary for the continued operation of the Business of Seller as the Business is currently conducted.  All of the Seller Properties and buildings, fixtures and improvements thereon leased by Seller (i) are in good operating condition without known structural defects, and all mechanical and other systems to the Knowledge of Seller located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  None of the improvements located on the Seller Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  Seller has delivered to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.9(a).  The Seller Properties are owned by the Controlling Shareholders.  At the Closing Purchaser shall enter into a new real property lease for each of the Seller Properties for an initial term of five (5) years and with an option for an additional five (5) year term.  The aggregate base rental rate for all the Seller Properties shall initially be $43,000 per month, and each lease shall be on a triple net lease basis.  The form of the lease is attached hereto and incorporated herein as Exhibit A.  Each of the existing Real Property Leases shall be terminated at Closing pursuant to a Lease Termination Agreement in the form attached hereto as Exhibit J.

(b) Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens.  Each of the Real Property Leases is in full force and effect.  Seller is not in default under any Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Seller has fully complied with all material conditions of the Permits applicable to them.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) Seller has not received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(f) Seller does not own, hold, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.10 Tangible Personal Property

(a) Seller has good and marketable title to all of the items of tangible personal property used in the Business by Seller (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $12,000.00 relating to personal property used by Seller in the Business or to which Seller is a party or by which the properties or assets of Seller are bound.  All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  Seller has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property.  Schedule 5.11(a) lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application date, as applicable.

(b) Except as disclosed in Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property and each of the Copyrights in any works of authorship prepared by or for Seller that resulted from or arose out of any work performed by or on behalf of Seller or by any employee, officer, consultant or contractor of any of them.  To the Knowledge of Seller, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Purchased Intellectual Property as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)).

(c) The Purchased Intellectual Property, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, do not, to the Knowledge of Seller, infringe, constitute an unauthorized use of, misappropriation or violate any Copyright, Mark, Patent, Trade Secret or other similar right of any Person and, to the Knowledge of Seller, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its Employees or Former Employees is a party).  The Purchased Intellectual Property and the Intellectual Property Licenses include all of the Intellectual Property necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(e), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e) Schedule 5.11(e) sets forth a complete and accurate list of all Contracts (i) to which Seller is a party (A) granting any Intellectual Property License, (B) containing a covenant not to compete or otherwise limiting its ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person or (ii) to which Seller  is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property. Seller has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 5.11(e) together with all amendments, modifications or supplements thereto.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Seller, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Seller is not in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.  Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens.  Seller has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(g) There are no Trade Secrets material to the Business as presently conducted and proposed to be conducted by Seller other than its customer list and its pricing list.

(h) As of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property.  Seller has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge.  The Purchased Intellectual Property, and all of Seller’s rights in and to the Purchased Intellectual Property, are valid and enforceable.

(i) To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by Seller.

(j) There are no Orders to which Seller is a party or by which they are bound which restrict, in any material respect, any rights to any Purchased Intellectual Property.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property.

(l) No Employee or Former Employee of Seller has any right, title or interest, directly or indirectly, in whole or in part, in any material Purchased Intellectual Property.  To the Knowledge of Seller, no Employee or Former Employee of Seller engaged in the Business is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 5.11(m) sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned exclusively by Seller that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $10,000.

(n) No open source software or freeware has been incorporated into any product of Seller that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of Seller to a third party.

5.12 Material Contracts

    (a) Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following material Contracts to which Seller is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, stockholder or Affiliate of Seller;

(ii) Contracts with any labor union or association representing any Employee of Seller;

(iii) Contracts for the sale of any of the assets of Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) purchase Contracts giving rise to Liabilities of Seller  in excess of $25,000.00;

(ix) all Contracts providing for payments by or to Seller in excess of $25,000.00 in any fiscal year or $50,000.00 in the aggregate during the term thereof;

(x) all Contracts obligating Seller to provide or obtain products of services for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which Seller has made advances or loans to any other Person;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000.00;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Seller; and

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $25,000.00 annually or $50,000.00 in the aggregate or require performance by any party more than one year from the date hereof.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.12(b), continue in full force and effect without penalty or other adverse consequence.  Seller is not, to the Knowledge of Seller, in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract.  Seller has, and will transfer to Purchaser at the Closing, to the extent assignable, good and valid title to the Material Contracts, free and clear of all Liens.  Seller has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.  Seller shall provide Purchaser copies of all the Material Contracts prior to the Closing.

5.13 Employee Benefits

    (a) Schedule 5.13(a) sets forth a complete and correct list of:  (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of the Seller or that cover Employees of Seller (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or section 412 of the Code, maintained by Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”).  Schedule 5.13(a) separately sets forth each Seller or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).

(b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.

(c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under section 501 of the Code, and, except as disclosed on Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to section 412 of the Code, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Balance Sheet on or prior to the Closing Date.

(e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the fair market value of the assets of each such plan.  The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

(f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(g) Seller, any ERISA Affiliate or any organization to which Seller or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

(h) Except for the group life and accidental death and dismemberment insurance coverage provided under Seller's insurance program, none of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.  Each of Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of section 5000(b)(1) of the Code has complied with the notice and continuation requirements of section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.

(j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.  All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken.

(l) Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

(m) None of Seller or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than Seller or any ERISA Affiliate during the five-year period ending on the Closing Date.

(n) Neither Seller nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of section 4975 of the Code or Section 406 of ERISA.

(o) None of Seller or any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

(p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(q) Seller is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.

(r) No stock or other security issued by Seller forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.

(s) Any individual who performs services for Seller (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Seller is not an employee for such purposes.

5.14 Labor

(a) Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of Seller.

(b) No Employees are represented by any labor organization.  No labor organization or group of Employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller involving any Employee.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or Former Employee.

(d) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller, of any individual.  Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

5.15 Legal Proceedings

.  Except as set forth in Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key Employees of Seller or  with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 5.15, Seller is not subject to any Order, and Seller is not in breach or violation of any Order.  Except as set forth on Schedule 5.15, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16 Compliance with Laws; Permits

(a) Seller is, to the Knowledge of Seller, in compliance in all material respects with all Laws applicable to their respective operations or assets or the Business.  Seller has not received any written or other notice of or been charged with the violation of any Laws.  To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”), other than those the failure of which to possess is immaterial.  Seller currently has all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.  None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

5.17 Environmental Matters

.  Except as set forth on Schedule 5.17 hereto:

(a) the operations of Seller, with respect to the Business, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.  Seller makes no warranties or representations to Seller’s customers as to the products manufactured by third parties or the effect same may have as to any Environmental Laws;

(b) with respect to the Business, Seller is not the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim has been made or is pending or to the Knowledge of Seller, threatened against the Seller, alleging, with respect to the Business, that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(d) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by the Seller or any property to which Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted Environmental Costs or Liabilities;

(e) to the Knowledge of Seller, there are no investigations of the Business, or currently or to the Knowledge of Seller, previously owned, operated or leased property of Seller or  pending, or to the Knowledge of Seller, threatened which could lead to the imposition of any Environmental Costs or Liabilities or Liens under Environmental Law;

(f) The transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over Seller and over environmental matters;

(g) there is not located at any of the Real Property Leases, or at any property previously owned operated or leased by Seller, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v)  equipment containing polychlorinated biphenyls; and

(h) Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller.

5.18 Insurance

.  Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as a reasonable for the business, assets and properties of Seller.  Set forth in Schedule 5.18 is a list of all insurance policies held by or applicable to Seller setting forth, in respect of each such policy, the policy name, carrier, term, type and amount of coverage.  Seller has no fidelity bonds.  Except as set forth on Schedule 5.18, no event relating to Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies (other than health insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller during such period.  No event has occurred, including the failure by Seller to give any notice or information, or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies.

5.19 Inventories

.  The inventories of Seller are in good and marketable condition, and are saleable in the ordinary course of business.  The inventories of Seller set forth in the Balance Sheet were valued at the lower of cost (on an average cost basis) or market and were properly stated therein in accordance with past practice and sufficient for audit purposes.  Reserves have been reflected in the Balance Sheet for obsolete, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with  Seller’s practices as set forth on Schedule 3.3(a).  The inventories do not consist, except as contained in the reserves, of any items that are unsaleable, defective, damaged, not in good condition or fails to meet government, industry or manufacturer standards.  Each year the Seller runs a report of inventory by branch that has not been sold or purchased in the prior 18 months and adjusts the valuation of such inventory to zero but retains any such inventory in the inventory system.

5.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of Seller reflected on the Balance Sheet are good and collectible subject to a customer's inability to pay at the aggregate recorded amounts thereof.  None of the accounts or the notes receivable of Seller (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

(c) Except as set out in Schedule 5.20(c), none of the accounts receivable are more than one hundred twenty (120) days past due, except for accounts receivable which are less than $150,000.00 in the aggregate.

5.21 Related Party Transactions.

Except as set out in Schedule 5.21, no Employee, officer, director, stockholder, partner or member of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) has any claim or cause of action against Seller or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller.

5.22 Customers and Suppliers.

(a) Schedule 5.22 sets forth a list of the fifteen largest customers and the fifteen largest suppliers of Seller, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2009 and December 31, 2010, showing the approximate total sales by Seller to each such customer and the approximate total purchases by Seller from each such supplier, during such period.

(b) Since the Balance Sheet Date, to the Knowledge of Seller, no customer or supplier listed on Schedule 5.22 has advised an officer of Seller in writing that it has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and, to the Knowledge of Seller, no customer or supplier listed on Schedule 5.22 has notified an officer of Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller.

5.23 Product Warranty; Product Liability.

(a) Seller acts solely in the capacity of a distributor of third party products.  Each product sold or delivered by Seller in conducting the Business has been in conformity with all product specifications and all express and implied warranties of the manufacturer of such products and all applicable Laws.  Seller does not have any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  Seller has not sold any products or delivered any services that included a warranty other than the warranty from the manufacturer of such products.

(b) Seller does not have material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold by Seller.  Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products sold by Seller.

5.24 Banks

.  Schedule 5.24 contains a complete and correct list of the names and locations of all banks in which Seller has accounts or safe deposit boxes and all account numbers and all lock boxes.

5.25 Full Disclosure

.  No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents, to the Knowledge of Seller, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact which Seller has not disclosed to Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

5.26 Financial Advisors

.  Except as set forth on Schedule 5.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.27 Certain Payments

.  To the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to Seller that has not be recorded in the books and records of Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing

.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

6.2 Authorization of Agreement

.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.4 Litigation

.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors

.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing

.  Purchaser has provided to Seller a copy of the letter from Wells Fargo Bank to Seller regarding Purchaser’s credit commitments.

ARTICLE VII
COVENANTS

7.1 Access to Information

.  Seller and the Controlling Shareholders shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, full access, during normal business hours upon reasonable prior written notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Seller or their respective public accountants), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Seller as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt Seller’s operations.  Seller shall deliver to Purchaser the Seller’s Disclosure Schedules Letter, in the form attached hereto as Exhibit G, on or before ten (10) Business Days prior to the Closing Date.  Prior to the Closing, Seller and the Controlling Shareholders shall generally keep Purchaser informed as to all material matters involving the operations and businesses of Seller.  Seller and the Controlling Shareholders shall authorize and direct the appropriate directors, managers and employees of Seller to discuss matters involving the operations and business of the Seller with representatives of Purchaser.  Purchaser may, within the presence of Seller or one of the Controlling Shareholders, contact any of Seller’s customers, key employees, suppliers and any third parties conducting business with the Seller.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated August 23, 2011 between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing.  Notwithstanding the foregoing, Seller shall not be required to disclose any information if such disclosure, in the opinion of counsel for Seller, would contravene any applicable Law.  No information provided to or obtained by Purchaser pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including, but not limited to, Purchaser’s right to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.2 Intentionally Omitted.

7.3 Further Assurances

.  Subject to, and not in limitation of, Section 7.4, Seller, Controlling Shareholders and Purchaser shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement other than securing the consent of its suppliers and customers to assign its contacts with Seller, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.4 No Shop.

(a) Seller and the Controlling Shareholders shall not, and shall not permit any of the Affiliates, directors, officers, Employees, representatives or agents of Seller (collectively, the “Representatives”) to, directly or indirectly from the date of this Agreement to and including December 30, 2011, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Purchased Assets or any capital stock of Seller  other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Seller shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by Seller or any Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Purchaser.  Such notice shall not disclose the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of Seller, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  Seller shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

7.5 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the fourth (4th) anniversary of the Closing Date, Seller and the Controlling Shareholders shall not and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business or become employed by or associated with, whether in individual, corporate, proprietorship or partnership form or any other form, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.6(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the date hereof to the fourth (4th) anniversary of the Closing Date, Seller and the Controlling Shareholders shall not and shall cause its directors, officers, and Affiliates not, either directly or indirectly, to:  (i) cause, solicit, induce or encourage any Employees, contractor, consultant, agent or representative of Seller to leave such employment/engagement or hire, employ or otherwise engage any such individual; or (ii) cause, induce, solicit, accept business or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a business relationship with the Business, to terminate, withdraw, curtail or modify any such actual or prospective relationship.

(c) From and after the date hereof, Seller and the Controlling Shareholders shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information (as defined below).  The Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 7.6(c), “Confidential Information” means any information with respect to the Business, including but not limited to, Seller’s written, oral, electronic and visual information related to:

(1)           Lists of, and all information about, each person or entity to which Purchaser has sold products or has provided services of any kind, or with which Purchaser has entered into an agreement, or made a sale of any kind, including both current and prospective (all of which are hereinafter collectively referred to as “Customers” or individually as “Customer”);

(2)           All the Customers’ contact information, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer, or such individual, with respect to quantities, transportation or delivery of products, or particular needs or requirements of Customers based on geographical, economic or other factors;

(3)           All of Purchaser’s pricing and formulas, methodologies, practices and systems, including those based upon particular Customers, particular quantities, or based on geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of products or services sold or furnished by  Purchaser to its Customers;

(4)           Financial information or any kind relating to sales and purchase histories, trend information about the growth or shrinking of a particular Customer’s needs, purchases or requirements; profit margins or markups or rebate programs, as well as all information about the costs and expenses which Purchaser incurs to provide products or services to its Customers;

(5)           Purchaser’s procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents;

(6)           Technology, Trade Secrets or Software of Purchaser or any of its Customers or suppliers;

(7)           Financial information of any kind about Purchaser or its operations; and

(8)           All information about Purchaser’s employees, including their addresses and phone numbers, pay rates, benefits and compensation packages or history.

Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder.

(d) The covenants and undertakings contained in this Section 7.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 7.6 will be inadequate.  Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6 without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 7.6, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.6 Preservation of Records

.  Seller, Purchaser and the Controlling Shareholders agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety-day period, to take possession of the records within 180 days after the date of such notice.

7.7 Publicity.

(a) Neither Seller nor Purchaser nor the Controlling Shareholders shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the applicable party, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser lists securities, provided that, to the extent required by applicable Law or applicable stock exchange rules, Purchaser shall use its commercially reasonable efforts consistent with such applicable Law to provide notice to Seller and the Controlling Shareholders with respect to the timing and content thereof.

(b) Purchaser, Seller and the Controlling Shareholders agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or by the rules of any stock exchange and only to the extent required by such Law.

7.8 Use of Name

.  Seller and the Controlling Shareholders hereby agree that upon the Closing, Purchaser shall have the sole right to the use of the name “C. W. Rod Tool” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”); provided however, Seller and its Affiliates may use the name "C. W. Rod" for any business that is not competitive with the Business and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof in conjunction with "Tool".  In the event Purchaser ceases to use the name "C. W. Rod Tool" for a continuous period of twelve (12) months, Seller or its Affiliates shall be entitled to own same.

7.9 Environmental Matters.

(a) Seller and the Controlling Shareholders shall permit Purchaser and Purchaser’s environmental consultant to conduct such investigations (including investigations known as “Phase I” and “Phase II” environmental Site Assessments) of the environmental conditions of any real property operated or leased by or for Seller and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Purchaser, in its reasonable discretion, shall deem necessary (“Purchaser’s Environmental Assessment”).  Purchaser’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Seller.  Purchaser shall promptly repair any material damage caused by said Site Assessments.

(b) Seller shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date.  Purchaser shall cooperate in all reasonable respects with Seller with respect to such filings and Environmental permit activities.

7.10 Monthly Financial Statements

.  As soon as reasonably practicable, but in no event later than fifteen (15) days after the end of each calendar month after October 31, 2011, Seller shall provide Purchaser with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by Seller in the Ordinary Course of Business) for which financial statements are prepared (to the extent the same are prepared in the Ordinary Course of Business) for such preceding month.  Each set of financial statements required to be delivered under this Section 7.10 are referred to as the “Monthly Financial Statements” and the Monthly Financial Statements shall be included within the defined term Financial Statements without footnotes and year-end adjustments.

7.11 Notification of Certain Matters

.  Seller and the Controlling Shareholders shall give notice to Purchaser and Purchaser shall give notice to Seller and the Controlling Shareholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against Seller related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

7.12 Issuance of Purchaser’s Stock

.  Seller and the Controlling Shareholders hereby represent and warrant to the Purchaser and covenant and agree to be bound by the terms and conditions set out below regarding Purchaser’s Stock.

(a) Seller and the Controlling Shareholders are each capable of evaluating the merits and risks of its investment in Purchaser’s Stock hereunder.  The Seller and each Controlling Shareholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.  The Seller and the Controlling Shareholders are each taking Purchaser’s Stock for their own account and not with a view to or for sale in connection with any distribution of such securities as such terms are defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).  The Seller and the Controlling Shareholders have each reviewed Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2010 and any Form 8-Ks filed subsequent to December 31, 2010 and prior to the date of this Agreement and the proxy statement relating to Purchaser’s 2011 annual meeting of stockholders (the “Purchaser’s SEC Reports”).  The Seller and the Controlling Shareholders are each familiar with the business and financial condition, properties, operations and prospects of Purchaser and has had the opportunity to discuss Purchaser’s business and financial condition, properties, operations and prospects with Purchaser’s management and to ask questions of officers of Purchaser, which questions, if any, were answered to their satisfaction.

(b) The Seller and the Controlling Shareholders each understands that (i) Purchaser’s Stock will be “restricted securities” under the applicable federal securities laws, (ii) that the Securities Act provides in substance that such shareholder may dispose of Purchaser’s Stock only pursuant to an effective registration statement under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act, (iii) that Purchaser has no obligation or intention to register the sale of Purchaser’s Stock pursuant to the Securities Act, and that, accordingly, the Seller and the Controlling Shareholders may be required to bear the economic risk of the investment in Purchaser’s Stock for a period of time, and (iv) Purchaser’s Stock shall be subject to appropriate stop-transfer instructions to be given by Purchaser to its transfer agents and shall have endorsed thereon a legend substantially as follows:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ELECTRONIC ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE LAW AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE LAW UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREUNDER UNLESS THE BUYER HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE BUYER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

(c) None of the Seller or the Controlling Shareholders, or any of their respective affiliates, (i) are parties to any agreement or plan that provides for dissolution of the Seller or (ii) are parties to any agreement or plan that provides for a pro rata or similar distribution of any of Purchaser’s Stock to the security holders of the Seller.

(d) The board of directors of the Seller has not and will not, adopt resolutions or otherwise approve any dissolution of the Seller or a pro rata or similar distribution of any of Purchaser’s Stock prior to one year from the date hereof.

(e) The transactions contemplated by this Agreement are not part of any pre-existing plan or agreement to provide for the distribution of any of Purchaser’s Stock to the security holders of the Seller.

(f) The Seller will not transfer, sell or otherwise distribute Purchaser’s Stock prior to six (6) months from the date hereof, unless it shall have delivered to the Purchaser an opinion of counsel, in form and substance and from counsel reasonably satisfactory to the Purchaser, that such transfer, sale or distribution is not a sale under Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(g) Whenever the restrictions imposed by this Section 7.12 shall terminate, as herein provided, the holder of Purchaser’s Stock as to which such restrictions have terminated shall be entitled to receive from Purchaser, without expense to Seller (or the Controlling Shareholders), a new certificate not bearing the restrictive legend set forth in this Section 7.12 and not containing any other reference to the restrictions imposed by this Section 7.12.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Transferred Employees.  Prior to the Closing, Purchaser will make an offer of employment (on an “at will” basis) to those Employees identified by Purchaser, after discussions with Seller, on a schedule to be delivered to Seller no later than three (3) Business Days prior to the Closing to commence such employment immediately upon the Closing Date.  Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date.  Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Subject to applicable Laws, on and after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).  Schedule 8.1(a) sets forth a list of all Employees and the salary and hourly wage of each Employee.

(b) Excluded Employees.  Any Employee who is not offered employment by Purchaser, as set out in Section 8.1(a) above, prior to Closing or who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”

8.2 Standard Procedure

.  Seller will file a Form W-2 with respect to any Transferred Employees, and Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.

8.3 Employee Benefits.

(a) Benefits.  As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under Purchaser’s existing employee benefit plans (“Purchaser Plans”) provided to similarly situated employees of Purchaser.  Each Transferred Employee shall receive prior service credits as to such plans as to their years of employment with Seller.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date. Notwithstanding the foregoing to the contrary, due to  current difference between the employee’s contribution to the Seller’s health insurance plan and employee’s contribution to Purchaser’s health insurance plan (the “Difference”), Purchaser shall, during the term of employment of each Transferred Employee with Purchaser, increase each Transferred Employee’s compensation paid by Purchaser  in an amount equal to the Difference.

(b) Accrued Time.  Purchaser shall provide Transferred Employees, during calendar year 2012, their accrued and unused vacation and personal time off, for all accrued and unused vacation and personal time off, through the Closing Date.  Schedule 8.3(b) sets forth a list of all Employees and the accrued and unused vacation and personal time off, through the Closing Date, of each Employee.  In the event that Purchaser does not provide all of such accrued and unused vacation and personal time off to the Transferred Employees on or before December 31, 2012, Purchaser shall reimburse Seller such unused accrued and unused vacation and personal time off.

(c) COBRA.  Seller shall be exclusively responsible for complying with COBRA to the extent required by applicable law with respect to its employees (including the Transferred Employees) and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Purchaser shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(d) Vesting of Seller Employee Benefit Plan Benefits.  Effective as of the Closing Date, Seller shall cause the Seller's 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.

8.4 Employment Contracts

.  Purchaser will enter into an employment contract, basically in the form attached hereto as Exhibit C, with Charles W. Rod which contains a non-competition/non-solicitation period during the term of the employment contract and for a period of one (1) year after the termination of the employment contract.  Purchaser may also enter into employment contracts with other Transferred Employees, as determined by Purchaser after discussion with Seller; provided however same shall not be a condition of Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser

.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Seller and the Controlling Shareholders set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct, as of the date of this Agreement and as of the Closing as though made at and as of the Closing;

(b) Seller and the Controlling Shareholders shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or  prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d) Purchaser shall have received certificates signed by the President of Seller, in the form attached hereto as Exhibit B, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;

(e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) [Intentionally Omitted]

(g) each Person, as mutually determined by Purchaser and Seller, shall have entered into an employment agreement substantially in the form attached hereto as Exhibit C on terms satisfactory to Purchaser, and such employment agreements shall be in full force and effect and all of such persons shall be willing and able to perform in accordance with such employment agreements;

(h) [Intentionally Omitted]

(i) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form attached hereto as Exhibit E;

(j) Purchaser’s Environmental Assessment at the properties shall not have revealed any circumstances which could reasonably be expected to result in (1) the criminal prosecution of Seller or any director, officer or employee of Seller under Environmental Laws, (2) any suspension or closure of operations at Seller’s properties or facilities or the revocation or termination of any Environmental Permits or (3) any Environmental Costs and Liabilities which, individually or in the aggregate, will or could reasonably be expected to result in a Material Adverse Effect;

(k) [Intentionally Omitted];

(l) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit F hereto;

(m) [Intentionally Omitted];

(n) Seller shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(o) Seller shall have delivered to Purchaser minutes of its shareholders and board of directors authorizing, approving and adopting the Agreement and authorizing, empowering and directing Seller’s officers to execute, deliver and cause the performance of the Agreement and all other documents contemplated therein, in the form attached hereto as Exhibit I;

(p) Seller shall have delivered Seller’s Disclosure Schedules Letter to Purchaser in the form attached hereto as Exhibit G; and

(q) Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

9.2 Conditions Precedent to Obligations of Seller

.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct, as of the date of this Agreement and as of the Closing as though made at and as of the Closing;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Purchaser shall have delivered, or caused to be delivered, to Seller and to Escrow Agent evidence of the respective wire transfers referred to in Section 3.2 hereof;

(e) Purchaser shall have delivered, or cause to be delivered, to Seller Purchaser’s instructions to its transfer agent to issue Purchaser’s Stock; and

(f) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit F hereto.

                                ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties

.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the first anniversary of the Closing Date; provided, however, that the representations and warranties (a) of Seller set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency) and 5.26 (financial advisors) shall survive the Closing indefinitely, (b) of Seller set forth in Sections 5.8 (taxes), 5.13 (employee benefits), and 5.17 (environmental matters) shall survive the Closing until ninety days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

10.2 Indemnification.

(a) Subject to Sections 10.1, 10.4 and 10.5 hereof, Seller and Charles W. Rod and Ronald D. Rod, Controlling Shareholders, hereby agree to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller in this Agreement or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or in any Seller Document;

(iii) attributable to any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Date except to the extent caused solely by Purchaser prior to the Closing, and (B) any liability relating to, arising under or in connection with any Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date;

(iv) arising out of, based upon or relating to any Excluded Asset or any Excluded Liability or any Excluded Employee;

(v) imposed under or pursuant to any Environmental Laws (including any loss of use of Seller Property or any tangible personal property of Seller or ) arising from or related to any condition, act or omission, by Seller or any predecessor thereof or related to the operations of Seller or any predecessor thereof at any real property currently or formerly owned, operated or leased by Seller or any predecessor thereof, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including any Environmental Costs and Liabilities imposed pursuant to common law associated with a Release of Hazardous Materials; and

(vi) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement.

(b) Subject to Sections 10.1 and 10.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and their respective stockholders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iii) arising out of, based upon or relating to any Assumed Liability.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted with at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 10.5.

10.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $50,000.00  (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), 5.17 (environmental matters) and 5.26 (financial advisors) and 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement.

(b) Neither Seller nor Purchaser shall be required to indemnify any Person under Section10.2(a)(i) or 10.2(b)(i) for an aggregate amount of Losses exceeding $2,800,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of Seller or Purchaser, respectively; provided, that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), 5.17 (environmental matters) and 5.26 (financial advisors) and 6.1 (organization), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement.

(c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10.5 Indemnity Escrow

.  On the Closing Date, Purchaser shall, on behalf of Seller, pay to Wells Fargo Bank, N.A., as agent to Purchaser and Seller (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent, an amount equal to $2,800,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit H (the “Escrow Agreement”).  Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to the Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Purchaser Indemnified Party and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Controlling Shareholders shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.  Following the tenth Business Day after the first anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article X asserted on or before the Release Date but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article X and the Escrow Agreement.

10.6 Tax Treatment of Indemnity Payments

.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all income tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.6) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

10.7 Exclusive Remedies

.  The remedies set out in this Article X shall be the sole and exclusive remedies of Seller, Purchaser and the Controlling Shareholders (except for any cause of action based on fraudulent acts), for claims arising out of this Agreement.  Notwithstanding the foregoing, this Section 10.7 shall not (i) operate to impede the operation of Section 3.3, Section 4.4 or this Article X for the resolution of certain disputes and payment of funds in respect thereof; or (ii) limit the rights of the parties to seek non-monetary equitable remedies (including specific performance or injunctive relief).

ARTICLE XI

TAXES

11.1 Transfer Taxes

.  Seller shall (i) be responsible for any and all sales (other than vehicle transfer taxes, and Louisiana sales taxes, if any, which shall be borne by Purchaser), use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2 Prorations

.  Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes.  All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of the Closing Date.  Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date.  With respect to Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3 Cooperation on Tax Matters

.  Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses

.  Except as otherwise provided in this Agreement, each of Seller, Controlling Shareholders and Purchaser shall bear their own expenses, including, but not limited to, legal counsel, accountants and consultants, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Further, fees and distributions to legal counsel, accountant and consultants will not be accrued in the Financial Statements or included in the calculation of Net Working Capital or Closing Working Capital or Final Working Capital.

12.2 Specific Performance

.  Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law.  Therefore, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Purchased Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

12.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Houston, County of Harris, State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.  Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

(d) Neither the Survival Period set out in Section 10.1 or the limitations set out in Section 10.4 shall not, in any way, limit any cause of action based on fraud.

12.4 Entire Agreement; Amendments and Waivers

.  This Agreement (including the Schedules and Exhibits) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.5 Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

12.6 Notices

.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller and/or to Controlling Shareholders, to:

Charles W. Rod, President
C.W. Rod Tool Company, Inc.
15050 Northgreen Boulevard
Houston, Texas 77032
Facsimile:  (936) 539-6113

With a copy to:

Peter Workin
7500 San Felipe, Suite 750
Houston, Texas 77063
Facsimile:  (800) 403-3780

If to Purchaser, to:

David R. Little, CEO
DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas 77040
Facsimile:  (713) 996-4701

With a copy to:

Looper, Reed & McGraw
1300 Post Oak Boulevard, Suite 2000
Houston, Texas 77056
Facsimile:  (713) 986-7100
Attention:  Gary A. Messersmith

12.7 Severability

.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8 Binding Effect; Assignment

.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9 Non-Recourse

.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except any fraudulent actions by such parties.

12.10 Counterparts

.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature hereto delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

Purchaser:

DXP Enterprises, Inc.

By:      /s/Kent Yee
Kent Yee, Executive Vice President

Seller:

C.W. Rod Tool Company, Inc.

By:     /s/Charles W. Rod
Charles W. Rod, President

Controlling Shareholders:

                         /s/Charles W. Rod
Charles W. Rod

                        /s/Ronald D. Rod
                         Ronald D. Rod

862804.3

EXHIBIT A

LEASE AGREEMENT
[TEXAS ONLY]
[NEED TO DETERMINE PROPER FORM FOR LOUISIANA]

THIS LEASE AGREEMENT ("Lease") is made to be effective the 30th day of December, 2011, by and between _____________________, LLC, a Texas limited liability company, whose address for notice purposes is located at ____________________________________, __________, Texas ______ ("Landlord") and DXP ENTERPRISES, INC., a Texas corporation, whose address for notice purposes is located at 7272 Pinemont, Houston, Texas 77040, Attn:  David R. Little, CEO (the "Tenant"), who hereby mutually covenant and agree as follows:

I.  GRANT AND LEASE TERM

1.1           Grant.  Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby leases to Tenant, and Tenant hereby lets from Landlord, the land located at _____________________________, ___________, Texas _____ (the "Land") and the _______ square foot building constructed thereon (such Building and improvements,  being herein called the "Building" and, together with the Land, being herein called the "Leased Premises").

1.2           Term.

1.2.1           The term of the Lease (the "Initial Lease Term") shall commence effective on December 30, 2011 (hereinafter sometimes referred to as "Commencement Date") and shall end on December 29, 2016, unless sooner terminated as herein set forth.

1.2.2           At the end of the Initial Lease Term, the Lease may be extended for periods of one (1) year each ("Extension Terms") if at least ninety (90) days prior to the end of the Initial Lease Term, or at least ninety (90) days prior to the end of each Extension Term during which the Lease is in force, Tenant shall give Landlord notice of extension of this Lease, in which event this Lease will be extended at the end of the Initial Lease Term or at the end of any Extension Term thereafter, as specified in the notice, if the amount of rent is agreed to pursuant to Section 5.1.  The Initial Lease Term and all Extension Terms shall be referred to herein as the "Lease Term".

II.  POSSESSION

2.1           Possession.   Landlord shall have no obligation to Tenant or to do any work in or to the Leased Premises except as otherwise set out herein.  Tenant accepts the Leased Premises "as-is".  provided, however, Tenant shall not be required to repair, correct, modify or replace any condition or defect existing on the Leased Premises before the Commencement Date.

III.  PURPOSE

3.1           Purpose.  The Leased Premises shall only be used and occupied in connection with the operation of its business of the distribution and sales of industrial cutting tools and related services and all uses made by C.W. Rod Tool Company, Inc. during its previous tenancy of the Leased Premises.

IV.  PROHIBITED USES

4.1           Uses Prohibited.   Tenant shall not use or occupy the Leased Premises, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto; or in any manner which would violate any certificate of occupancy affecting the same, or which would cause structural injury to the Building, or which would constitute a public or private nuisance or waste.

V.  RENT

5.1           Rent.  Beginning with the Commencement Date, Tenant shall pay to Landlord, until otherwise notified in writing by Landlord, as rent for the Leased Premises, at such place or places as Landlord may designate in writing from time to time, the sum of Eight Thousand And No/100 Dollars ($8,000.00) each month in advance on or before the tenth (10th) day of each calendar month included within the Term, without deduction, set off, discount or abatement in lawful money of the United States.  Notwithstanding the foregoing, sixty (60) days before the end of the Initial Lease and each Extension Term, the parties shall use their good faith efforts to agree on the monthly rent for the forthcoming Extension Term.  If an agreement as to the monthly rent for any Extension Term is not agreed upon then the term of the Lease shall not be extended.

5.2           Interest on Late Payments.  Each and every installment of rent and each and every payment of other charges hereunder which shall not be paid within ten (10) days of when the same is due shall bear interest at the rate of ten percent (10%) per annum, from the date when the same is payable pursuant to the terms of this Lease until the same shall be paid to Landlord.

VI.  INSURANCE

6.1           Kinds and Amounts.  Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:

(a)
The Building and all improvements under a fire and extended coverage insurance policy in an amount equal to the reasonable replacement value of the Building.  Such policy shall include Landlord as additional insured and further shall include any mortgagee as an additional insured, as their interest may appear.

(b)
Tenant under a commercial general liability insurance with respect to the Leased Premises from all claims, demands or actions for injury or death of any person covered by a standard CGL policy in an amount of not less than $1,000,000.00, for injury to or death to any one (1) person and in an amount of not less than $2,000,000.00 for injuries or death to persons in any one (1) accident and in an amount not less than $2,000,000.00 for damage to property.  Landlord shall be named as an additional insured on said insurance.

(c)	All Tenant’s contents, trade fixtures, equipment, furniture and furnishings in the Leased Premises under casualty coverage insurance.

6.2           Forms of Insurance.  The aforesaid insurance shall be in companies and in form, substance and amount (where not stated above) reasonably satisfactory to Landlord.  The aforesaid insurance shall not be subject to cancellation except after at least thirty (30) days' prior written notice to Landlord.  Copies of the insurance policies (or certificates thereof reasonably satisfactory to Landlord) together with satisfactory evidence of payment of the premiums thereon, shall be deposited with Landlord on the Commencement Date and renewals thereof not less than thirty (30) days prior to the end of the term of each such coverage.

6.3           Mutual Waiver of Subrogation Rights.  Landlord and Tenant hereby waive all claims for recovery from the other for any loss or damage to any of its property to the extent covered by insurance or which would be covered by insurance required to be carried hereunder.  This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier for any such loss or damage.

VII.  DAMAGE OR DESTRUCTION

7.1           Damage or Destruction to the Leased Premises.  If the Leased Premises are destroyed this Lease shall terminate.  If the Leased Premises are partially destroyed so as to become unreasonably unfit for occupancy, or if the Leased Premises shall be so badly damaged that is cannot be repaired within sixty (60)  days after the date such damage occurs, then this Lease may thereupon be canceled by Tenant, effective as of the date of said damage or destruction, and rent shall be prorated to the date of cancellation; but if any such damage is capable of repair in conformance with all applicable laws and ordinances within sixty (60) days after the date of such damage, the rent payable by Tenant shall abate in the ratio which the damaged or untenantable portion of the Leased Premises bears to the whole from the date of damage to the date of completion of repairs.  If the damage is capable of repair within sixty (60) days, then Tenant shall proceed to repair and rebuild the Leased Premises on the same plan and design as existed immediately before such damage or destruction occurred, subject to such delays as may be reasonably attributable to governmental restrictions or other causes beyond the reasonable control of Tenant such as Tenant’s inability to obtain the materials or labor.  Materials used in repair shall be as nearly like original materials as may then be reasonably procured in regular channels of supply.  All the proceeds of the insurance policies maintained by Tenant hereunder shall be paid directly to Landlord in trust.   Landlord shall release to Tenant the insurance proceeds paid to Landlord pursuant to Section 6.1 in installments as the repairs, restoration and rebuilding progress, subject to ten percent (10%) retainage until such work is fully completed and paid for. If such proceeds are insufficient, Tenant shall provide any additional funds required for such repairs, restoration and rebuilding.  If this Lease is terminated by Tenant, Landlord shall retain all insurance proceeds paid or payable to Landlord pursuant to Section 6.1.

VIII. CONDEMNATION

           8.1           Taking.  If the whole of the Leased Premises shall be taken on condemnation for a public or quasi-public use or purpose by a competent authority, or if such a portion of the Leased Premises shall be so taken that as a result thereof the balance cannot be used for the same purpose as expressed in Article III, then in either of such events, the Lease shall automatically terminate upon delivery of title to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the "award"), shall be paid to and be the sole property of Landlord whether such award shall be made as compensation for diminution of the value of the leasehold or the fee of the Leased Premises or otherwise and Tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to any and all such award.  Tenant shall continue to pay rent until the Lease Term is terminated and any amounts prepaid by Tenant shall be adjusted between the parties.  Notwithstanding the foregoing, any compensation specifically awarded to Tenant for its personal property or moving costs shall be the property of Tenant.

8.2           Partial Taking.  If only a part of the Leased Premises shall be so taken or condemned, and as a result thereof the balance of the Leased Premises can be used for the same purpose as expressed in Article III, this Lease shall not terminate and Landlord shall repair and restore the Leased Premises and all improvements thereon within sixty (60) days following delivery of title to the condemning body.  Any portion of the award which had not been expended by Landlord for such repairing or restoration shall be retained by Landlord as Landlord's sole property.  If fifty percent (50%) or more of the Building shall be so taken or condemned, this Lease shall terminate upon such taking.  In such event, the award shall be paid to and be the sole property of Landlord.  The rent shall be equitably abated based upon delivery of title to the condemning body.  Notwithstanding the foregoing, any compensation specifically awarded to Tenant for its personal property or moving costs shall be the property of Tenant.

IX.  MAINTENANCE, COMPLIANCE WITH LAWS AND REGULATIONS

9.1           Responsibility for Repair, Maintenance and Upkeep of Buildings and Improvements.  Landlord shall maintain, at Landlord’s expense, in good condition and repair and replace, as may be necessary, to a standard at least equal to the condition on the Commencement Date the foundation, structural exterior, interior load-bearing walls, roof structure of the Building and parking lot on the Land.  Tenant agrees, at Tenant's expense to keep, repair and maintain in generally the same condition that exists on the Commencement Date the portions of the Building which are not included in Landlord’s obligations in the preceding sentence.  Tenant shall be responsible for the painting and upkeep of the interior walls and for the condition and repair of all doors, openings, locks and passage ways.  Tenant shall keep and maintain the parking lot and all of the grounds clean, neat, mowed and free of trash and debris in generally the same condition that exists on the Commencement Date.  Tenant shall not store combustibles or explosives in, on or near the Leased Premises in such manner as would cause danger to the Leased Premises or which would prevent or impair the availability of insurance coverage.

9.2           Utilities.  Tenant shall be solely responsible for the payment of all utilities used or consumed by Tenant.

9.3           Ad Valorem Taxes.  Tenant shall timely pay all ad valorem taxes assessed against the Leased Premises, including the Land, Buildings, improvements and personal property owned by Landlord and provide Landlord evidence of such payment.  Further, Tenant shall pay all ad valorem taxes assessed against any personal property owned by Tenant and placed in or on the Leased Premises.  Landlord shall provide Tenant with the tax statement issued by the taxing authority or authorities within ten (10) days of the receipt of such statement(s).  Tenant may, at its own expense, contest any tax assessment regarding the Leased Premises.  Landlord shall forward to Tenant, within ten (10) days from receipt, each annual tax valuation of the Leased Premises issued by the applicable taxing authority or authorities.  Landlord shall execute all necessary documents to authorize Tenant to act as Landlord’s agent for said tax assessment process.

9.4           Surrender.  At the end or other termination of this Lease Agreement, Tenant shall deliver up the Land with the Building thereon in good repair and condition, less any damage or destruction by fire or other casualty or act of God, ordinary wear and tear, decay, depreciation and obsolescence being excepted.

9.5           Compliance with Laws.  Tenant shall comply with all laws, regulations, ordinances and legal requirements of public officials (hereinafter "Laws") which shall, with respect to the Leased Premises or the use, occupancy, operation or condition thereof, impose any duty upon Landlord or Tenant, regardless of whether the same requires the making of any additions, alterations, installations or improvements in or to the Leased Premises.  Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to repair, correct, modify, remove or take any similar action as to any condition, defect or violation existing before the Commencement Date; rather Landlord shall have such compliance obligations.

9.6           Alterations.  Tenant shall not make any additions, alterations, installations or improvements in or to the Leased Premises to the extent same are structural in nature without Landlord's prior written consent, which consent shall not be unreasonably withheld, and then only in accordance with all applicable provisions of this Lease.  Landlord shall have the right (a) to specify and/or approve Tenant's plans and specifications and contractors for the work and (b) to require that Tenant furnish, or cause to be furnished, such insurance with respect thereto as Landlord shall specify.  Upon completion of any work by or on behalf of Tenant, Tenant shall provide Landlord with such documents as Landlord may require (including without limitation, sworn contractor's statements and supporting lien waivers) evidencing payment in full for such work.  In making any alterations, Tenant shall be responsible for complying with all laws which may become applicable as to such alterations.  Provided, however, Tenant may add fixtures to the Leased Premises and may upon vacating the Leased Premises remove such fixtures.  If the fixtures are removed, the damages caused by said removal shall be repaired by Tenant.

X.  ASSIGNMENT AND SUBLETTING

10.1           Consent Required.  Tenant shall not, without Landlord's prior written consent, which consent shall not be unreasonably withheld, (a) assign or convey this Lease or any interest under it; (b) allow any lien upon Tenant's interest by operation of law; (c) sublet the Leased Premises or any part hereof; or (d) permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant.

10.2           Other Transfer of Lease.  Tenant shall not allow or permit any transfer of this Lease, or any interest hereunder, by operation of law, or convey, mortgage, pledge, or encumber this Lease or any interest herein.

XI.  LIENS AND ENCUMBRANCES

11.1           Encumbering Title.  Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises, nor shall the interest or estate of Landlord in the Leased Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant.  Any claim to, or lien  upon, the Leased Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises.

11.2           Contest.  Tenant shall not permit the Leased Premises to become subject to any mechanics', laborers' or materialmen's lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validly of any such lien or claimed lien if Tenant shall give to Landlord such security as may be deemed satisfactory to landlord to insure payment thereof (and to prevent any sale, foreclosure, or forfeiture of the Leased Premises by reason of non-payment thereof); provided further, however, that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and the judgment satisfied.

XII.  ENVIRONMENTAL INDEMNITY

12.1           During the entire term of the Lease, Tenant agrees to conduct its operations on the Leased Premises in compliance with all local, state and federal laws and regulations, including without limitation, all laws and regulations that pertain to the transport, handling, storage and disposal of petroleum and other hydrocarbon products, by-products and wastes and other hazardous substances.  Tenant hereby agrees to indemnify Landlord and hold it harmless from and against any and all claims, suits, administrative actions or other causes of action asserted or brought against Landlord related solely to Tenant's use of or operations on the Leased Premises during the period Tenant operated on the Leased Premises (hereinafter collectively referred to as the "Action"), regardless of whether the Action is asserted or brought by any private person or entity, any municipality or state or federal regulatory agency or body.  Without limiting the generality of the foregoing, Tenant expressly agrees and acknowledges that the scope of this indemnity shall include any claim, suit or action instituted against Landlord by the U. S. Environmental Protection Agency ("E.P.A.") (or any Texas State agency acting as local supervisory or enforcing agent for the E.P.A.), and based upon any provision of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, or any Texas statute pertaining to Tenant’s storage, transportation, handling or disposal of hazardous wastes and substances (collectively, “Environmental Laws”).  In the event that any the Action is asserted or brought against Landlord as set out above, Tenant shall immediately (and continuously at all times prior the dismissal of the Action or the rendering of a final, non-appealable fine or judgment in the Action) undertake the defense of Landlord's interests through counsel engaged by Tenant and reasonably approved by Landlord.  Tenant shall be solely responsible for the costs of any final, non-appealable fine or judgment in the Action as well as the costs of all attorney's fees, administrative fees and court costs.  Notwithstanding the foregoing, Tenant shall in no event be required to indemnify Landlord from (i) the negligence, willful misconduct, violation of law or breach of contract by Landlord or any entity for whom Landlord is legally responsible or (ii) any Action that relates to matters, conditions or events that existed or occurred prior to the Commencement Date.

XIII.  INDEMNITY AND WAIVER

13.1           Indemnity.  Tenant will protect, indemnify and save harmless Landlord, his beneficiaries, agents, and employees from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including , without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Premises or resulting from any act or omission of Tenant or anyone claiming by, through or under Tenant prior to the termination or expiration of this Lease (including, but purposes of this clause (a), any act or omission of any employee, agent or contractor of Tenant or anyone claiming by,  through or under Tenant); (b) any failure on the part of Tenant to perform or comply with any of the terms and provisions of this Lease; or (c) performance of any labor or services of the furnishing of any materials or other property in respect of the Leased Premises or any part thereof.  SUCH INDEMNIFICATION SHALL NOT APPLY IF DUE TO THE FAULT OR NEGLIGENCE OF LANDLORD.  In case any action, suit or proceeding is brought against Landlord that is subject to this indemnity, Tenant will, at Tenant's expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended, in either case by counsel reasonably approved by Landlord.

13.2           Waiver of Certain Claims.  Tenant waives all claims it may have against Landlord for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Leased Premises, or by any other person, resulting from any part of the Leased Premises or any of its improvements, equipment or appurtenances becoming out of repair, or resulting from any accident on or about the Leased Premises or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Leased Premises or of any other person, including Landlord, to the extent permitted by law.  THIS SECTION 13.2 SHALL INCLUDE, BUT NOT BY WAY OF LIMITATION, DAMAGE CAUSED BY WATER, STEAM, EXCESSIVE HEAT OR COLD, SEWAGE, GAS, ODORS, OR NOISE, OR CAUSED BY BURSTING OR LEAKING OF PIPES OR PLUMBING FIXTURES, AND SHALL APPLY EQUALLY WHETHER ANY SUCH DAMAGE RESULTS FROM THE ACT OR NEGLECT OF TENANT OR OF OTHER TENANTS, OR OCCUPANTS OR ANY PART OF THE LEASED PREMISES OR OF ANY OTHER PERSON, INCLUDING LANDLORD AND WHETHER SUCH DAMAGE BE CAUSED BY OR RESULT FROM ANYTHING OR CIRCUMSTANCE ABOVE MENTIONED OR REFERRED TO, OR TO ANY OTHER THING OR CIRCUMSTANCE WHETHER OF A LIKE NATURE OR OF A WHOLLY DIFFERENT NATURE.   All personal property belonging to Tenant or any occupant of the Leased Premises that is in or on any part of the Leased Premises shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof.

13.3           Landlord’s Indemnity.  Except to the extent caused by willful malfeasance or gross negligence or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible, Landlord will indemnify and hold Tenant harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any willful malfeasance or gross negligence or breach of this Lease by, Landlord or anyone for whom Landlord is legally responsible.  Landlord shall also indemnify, defend and hold harmless Tenant from and against all claims arising out of any violation of Environmental Laws by Landlord or any prior tenant of the Leased Premises.  Landlord’s obligations hereunder will survive the expiration or early termination of the Lease Term.

XIV.  RIGHTS RESERVED TO LANDLORD

14.1           Rights Reserved to Landlord.  Without limiting any other rights reserved or available to Landlord under this Lease, at law or in equity, Landlord, on behalf of himself and his agents reserves the following rights to be exercised at Landlord's election:

(a)
To inspect the Leased Premises and to make repairs, additions, alterations, installations and improvements to the Leased Premises, specifically including, but without limiting the generality of the foregoing, to make repairs, additions, alterations, installations or improvements to the mechanical, electrical and other facilities of the Building;

(b)
To show the Leased Premises to prospective purchasers, mortgagees, or other persons having a legitimate interest in viewing the same, and, at any time within ninety (90) days prior to the expiration of the Lease Term, to persons wishing to rent the Leased Premises;

(c)	During the last year of the Lease Term, to place and maintain the usual "For Rent" sign in or on the Leased Premises;

(d)
During the last ninety (90) days of the Lease Term, if during or prior to that time Tenant vacates the Leased Premises, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for new occupancy; and

(e)	To place and maintain "For Sale" signs on the Leased Premises, including on the exterior of the Building.

Landlord may reasonably enter upon the Leased Premises for any and all of said purposes and may reasonably exercise any and all of the foregoing rights hereby reserved without being deemed guilty or an eviction or disturbance of Tenant's use or possession of the Leased Premises, and without being liable in any manner to Tenant.

XV.  QUIET ENJOYMENT

15.1           Quiet Enjoyment.  So long as Tenant is not in default under the covenants and agreements of this Lease, Tenant's quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

XVI.  SUBORDINATION OF LEASE

16.1           Subordination.  The rights and interest of Tenant under this Lease shall be subject and subordinate to any first mortgage or first trust deed that hereafter may be placed upon the Leased Premises by Landlord and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof only if the holder of such mortgage, deed of trust and/or ground lease executes and delivers an agreement in commercially reasonably form which provides that Tenant’s rights under this Lease shall be recognized and its right to possession of the Leased Premises shall not be disturbed, notwithstanding any exercise of the rights of such holder(s), so long as Tenant is not in default after notice and expiration of the applicable cure period under this Lease.  Tenant shall execute and deliver whatever instruments may be reasonably required for such purposes.

XVII.  SURRENDER

17.1           Surrender.  Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant's right to possession of the Leased Premises, Tenant will at once surrender and deliver up the Leased Premises, together with all improvements thereon, to Landlord in good condition and repair, excepting reasonable wear and tear, damage caused by Acts of God, damage covered by the insurance provided for in this Lease and Landlord’s failure to comply with Landlord’s obligations as set out in Section 9.1.  All additions, hardware, fixtures, and all improvements, temporary or permanent, in or upon the Leased Premises placed thereby Tenant shall become Landlord's property and shall remain upon the Leased Premises upon termination of this Lease by lapse of time or otherwise, without compensation or allowance or credit to Tenant, unless Landlord in writing at least thirty (30) days prior to termination of the Lease requires their removal at or before the time of such termination of the Lease.  If Landlord so requests removal of said additions, hardware, fixtures, and improvements and Tenant does not make such removal at said termination of the Lease, or within ten (10) days after such request, whichever is later, Landlord may remove and deliver the same to any other place of business of Tenant.

17.2           Removal of Tenant's Property.  Upon the termination of this Lease by lapse of time, Tenant may remove Tenant's trade fixtures; provided, however, that Tenant shall repair any injury or damage to the Leased Premises which may result from such removals.  If Tenant does not remove Tenant's trade fixtures from the Leased Premises prior to the end of the Lease Term, whoever ended, Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Leased Premises resulting from such removal), delivery to Landlord on demand, or Landlord may treat such trade fixtures as having been conveyed to Landlord with this Lease as a bill of sale, without further payment or credit by Landlord or Tenant.

17.3           Holding Over.  Any holding over by Tenant of the Leased Premises after the expiration of this Lease, or after any termination of this Lease or Tenant's right of possession, shall operate and be construed to be a tenancy at sufferance at double the daily rate of rent plus other charges payable hereunder for the Lease Term.  Nothing contained in this Section 17.3 shall be construed to give Tenant the right to hold over after the expiration of this Lease, or after any termination of this Lease or Tenant's right of possession, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Leased Premises and/or to recover damages.

XVIII.  DEFAULTS AND REMEDIES

18.1           Tenant Defaults.  Tenant agrees that any one or more of the following events shall be considered an "Event of Default" as said term is used herein, that is to say, if:

(a)
Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within ninety (90) days from the date of the entry or granting thereof; or

(b)
Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceedings or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debts, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

(c)	Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any property of Tenant; or

(d)	The Leased Premises are levied upon by any revenue officer or similar officer only by reason of Tenant; or

(e)
A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof; or

(f)	Tenant shall abandon the Leased Premises or vacate the same for sixty (60) days during the Lease Term; or

(g)
Tenant shall default in any payment of rent or in any other payment required to be made by Tenant hereunder when due as herein provided and such default shall continue for five (5) days after the due date thereof; or

(h)
Tenant shall fail to contest the validity of any lien or claimed lien and give security to Landlord to insure payment thereof, or having commenced to contest the same and having given such security, shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, and such default continues for thirty (30) days after notice thereof in writing to Tenant; or

(i)
Tenant shall default in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant specifying such default and the required cure for such default or, if the same cannot reasonably be cured within such thirty (30) day period, if Tenant in good faith commences to cure such breach or noncompliance within such period and then diligently pursues the cure to completion.

Upon the occurrence of an Event of Default, Landlord, at its election, may terminate this Lease or terminate Tenant's right to possession only, without terminating the Lease.  Upon termination of the Lease, or upon any termination of the Tenant's right to possession without termination of the Lease, the Tenant shall surrender possession and vacate the Leased Premises immediately, and deliver possession thereof to the Landlord.  Tenant hereby grants to the Landlord the full and free right, without demand or notice of any kind to Tenant (except as hereinabove expressly provided for), to enter into and upon the Leased Premises on such event with or without process of law and to repossess the Leased Premises as the Landlord's former estate and to expel or remove the Tenant and any others who may be occupying or within the Leased Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damage resulting therefrom and without relinquishing the Landlord's rights to rent or any other right given to the Landlord hereunder or by operation of law.  Upon termination of the Lease, Landlord shall be entitled to recover as damages, all rent and other sums due and payable by Tenant on the date of termination, plus (1) an amount equal to the value of the rent and other sums provided herein to be paid by Tenant for the residue of the stated Lease Term hereof, less the fair rental value of the Leased Premises for the residue of the stated Lease Term (taking in to account the time and expenses necessary to obtain a replacement tenant or tenants, including expenses hereinafter described relating to recovery of the Leased Premises, preparation for reletting and for reletting itself), and (2) the cost of performing any other covenants to be performed by the Tenant.  If the Landlord elects to terminate the Tenant's right to possession only, without terminating the Lease, the Landlord may, at the Landlord's option enter into the Leased Premises, remove the Tenant's signs and other evidences of tenancy, and take and hold possession thereof as hereinabove provided, without such entry and possession terminating the Lease or releasing the Tenant, in whole or in part, from the Tenant's obligations to pay the rent hereunder for the full Lease Term or from any other of its obligations under this Lease.  Landlord may but shall be under no obligation so to do, relet all or any part of the Leased Premises for such rent and upon such terms and provisions as shall be satisfactory to Landlord (including the right to relet the Leased Premises for a period greater or lesser than that remaining under the Lease Term, and the right to relet the Leased Premises as part of a larger area, and the right to change the character or use made of the Leased Premises).  For the purpose of such reletting, Landlord may decorate or make any repairs, changes, additions, alterations, installations or improvements in or to the Leased Premises that may be necessary or convenient.  If and for so long as Landlord does not relet the Leased Premises, Tenant shall pay to Landlord on demand damages equal to the amount of the rent and other sums provided herein to be paid by Tenant for the remainder of the Lease Term.  If the Leased Premises are relet and a sufficient sum shall not be realized from such reletting and the collection of the rent accruing therefrom (including, but not by way of limitation, attorneys' fees and brokers, commission), to satisfy the rent and other charges herein provided to be paid for the remainder of the Lease Term, Tenant shall pay to Landlord on demand any deficiency.  Tenant agrees that Landlord may file suit to recover any sums falling due under the provisions of this Section 18.1 from time to time, and need not wait until the expiration of this Lease.  If Tenant shall default under subsection (i) hereof, and if such default cannot with due diligence be cured within a period of thirty (30) days, and if notice thereof in writing shall have been given to Tenant, and if Tenant promptly commences to eliminate the cause of such default, then Landlord shall not have the right to declare the Lease Term ended by reason for such default or to repossess without terminating the Lease so long as Tenant is proceeding diligently and with reasonable dispatch to take all steps and do all work required to cure such default, provided, however, that the curing of any default in such manner shall not be construed to limit or restrict the right of Landlord to declare the Lease Term ended or to repossess without terminating the Lease, and to enforce all of its rights and remedies hereunder for any other default.  Notwithstanding anything herein to the contrary, Landlord and Tenant shall exercise reasonable efforts to mitigate damages arising from the default of the other.

18.2           Landlord Defaults.  If Landlord has breached or failed to comply with any provision of this Lease applicable to Landlord, Tenant will give written notice to Landlord describing the alleged breach or noncompliance.  Landlord will not be deemed in default under this Lease if Landlord cures the breach or noncompliance within thirty (30) days after receipt of Tenant’s notice or, if the same cannot reasonably be cured within such thirty (30) day period, if Landlord in good faith commences to cure such breach or noncompliance within such period and then diligently pursues the cure to completion.  If Landlord breaches or fails to comply with any provision of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described above, then Tenant may exercise any right or remedy available to Tenant at law or in equity, including but not limited to, the termination of the Lease.

18.3           Remedies Cumulative.  No remedy herein or otherwise conferred upon or reserved to Landlord or Tenant shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord or Tenant may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

18.4           No Waiver.  No delay or omission of Landlord or Tenant to exercise any right or power arising from any default shall impair any such right to power or be construed to be a waiver of any such default or any acquiescence therein.  No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach, or as a waiver, taken or held to be a waiver of any other breach, or as a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant.  The acceptance by Landlord of any payment or rent or other charges hereunder after the termination by Landlord of this Lease or of Tenant's right to possession hereunder shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant's right to possession hereunder, as the case may be, but shall be construed as a payment on account, and not in satisfaction of damages due from Tenant to Landlord.

XIX.  MISCELLANEOUS

19.1           Estoppel Certificates.  Tenant shall at any time and from time to time upon not less than ten (10) days prior written request from Landlord execute, acknowledge and deliver to Landlord, in form reasonably satisfactory to Landlord and/or Landlord's purchaser mortgagee, a written statement certifying (if true) that Tenant has a accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that the Landlord is not in default hereunder, the date to which the rental and other charges have been paid in advance, if any, and such other accurate certification as may reasonably be required by Landlord or Landlord's purchaser or mortgagee.  It is intended that any such statement delivered pursuant to this subsection may be relied upon by any purchaser or mortgagee and their respective successors and assigns.

19.2           Landlord's Right to Cure.  Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant's failure to obtain insurance, make repairs, or satisfy lien claims); and whenever Landlord so elects, all costs and expenses paid by Landlord in curing such default, including without limitation reasonable attorneys' fees, shall be so much additional rent due on the next rent date after such payment together with interest (except in the case of said attorneys' fees), at the rate of twelve percent (12%) per annum, from the date of the advance to the date of repayment by Tenant to Landlord.

19.3           Amendments Must be in Writing.  None of the covenants, terms or conditions of this Lease to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by both parties.

19.4           Notices.  All notices to or demands upon Landlord or Tenant desired or required to be given under any of the provisions hereof, shall be in writing.  Any notices or demands from Landlord to Tenant shall be deemed to have been duly and sufficiently given three (3) days after mailed by United States registered or certified mail in an envelope properly stamped and addressed to Tenant at the Leased Premises, or at such address as Tenant may theretofore have furnished by written notice to Landlord, any and notices or demands from Tenant to Landlord shall be deemed to have been duly and sufficiently given three (3) days after mailed by United States registered or certified mail in an envelope properly stamped and addressed to Landlord at the address set forth below.  Any notice from one party to the other party may be delivered by Federal Express or similar overnight delivery service and shall be deemed duly and sufficiently give one (1) day after delivered to Federal Express or similar overnight delivery service.

19.5           Short Form Lease.  Neither this Lease nor any short form lease with respect hereto shall be recorded.

19.6           Time of Essence.  Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

19.7           Relationship of Parties.  Nothing contained herein shall be deemed to construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

19.8           Captions.  The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope of intent of the provisions hereof.

19.9           Severability.  If any terms or provisions of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.10           Law Applicable.  This Lease shall be construed and enforced in accordance with the laws of the State of Texas.  All obligations hereunder are performable in Harris County, Texas.

19.11           Covenants Binding on Successors.  All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party.  Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

19.12           Brokerage.  Tenant warrants that Tenant has had no dealing with any broker or agent in connection with this Lease.  Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or other agent with respect to this Lease or the negotiation thereof.

19.13           Landlord Means Owner; Liability Limited to Leased Premises.  The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Leased Premises, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

Tenant agrees that for any amount in excess of $25,000.00, Landlord's liability under this Lease, and under or with respect to all matters relating to the Leased Premises, shall be limited to Landlord's interest in the Leased Premises and no judgment or other legal process recovered by Tenant, or any person claiming by, through or under Tenant, against Landlord or any person claiming by, through or under Tenant, against Landlord may be satisfied or enforced out of any property other than Landlord's interest in the Leased Premises.

19.14           Signs.  Tenant shall install no exterior sign, other than the exterior signs existing on the date hereof, without Landlord's reasonable prior written approval of detailed plans and specifications therefor.  At the expiration or termination of this Lease, Landlord shall remove all of its signs and restore any damage to the Leased Premises caused by such signs or by the installation or removal thereof.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

____________________,                                                                DXP ENTERPRISES, INC.,
a ___________________	a Texas corporation

_______________________________                                        ___________________________________
By:____________________________                                         By:
Title:__________________________                                          Title:

A-
862804.3

EXHIBIT B

CLOSING CERTIFICATE
OF SELLER AND CONTROLLING SHAREHOLDERS

Each of the undersigned hereby certifies as follows to DXP Enterprises, Inc., a Texas corporation (the “Purchaser”), pursuant to Section 9.1(d) of the Asset Purchase Agreement (the “Purchase Agreement”) dated as of December 30, 2011 among C.W. Rod Tool Company, Inc., a Texas corporation, the Controlling Shareholders and the Purchaser (each capitalized term not otherwise defined herein shall have the meaning given to such term in the Purchase Agreement):

1.           The representations and warranties of the Seller and each of the Controlling Shareholders contained in the Purchase Agreement are true, correct and complete in all respects on and as of the Closing Date.

2.           Each and all of the agreements and covenants of the Seller and each of the Controlling Shareholders set forth in the Purchase Agreement to be performed or complied with by the Seller or the Controlling Shareholders on or before the Closing Date pursuant to the Purchase Agreement have been performed or complied in all material respects by Seller and each of the Controlling Shareholders.

3.           The resolutions set forth in Exhibit A attached hereto were duly adopted by the board of directors and shareholders of the Seller, and have not been rescinded or otherwise modified as of the delivery of this Closing Certificate to the Purchaser.

Seller:

C W Rod Tool Company, Inc.

By:
Charles W. Rod, President

B-
862804.3

Controlling Shareholders:

Charles W. Rod

Ronald D. Rod

B-
862804.3

EXHIBIT “A”

Resolutions of Shareholders and Directors

Action of the Shareholders
of
C. W. Rod Tool Company, Inc.
Without Meeting

We, the undersigned, being all of the Shareholders of C. W. ROD TOOL COMPANY, INC. (the "Corporation"), do by this instrument in writing consent to the following actions and adopt the following resolutions:

RESOLVED, that the form, terms and provisions of the Asset Purchase Agreement (the "Agreement") by and between Corporation as Seller, and DXP Enterprises, Inc. as Purchaser, in connection with the sale of substantially all of the assets of C.W. Rod Tool Company, Inc. has been presented to and approved by the Shareholders;

RESOLVED FURTHER, that Charles W. Rod, III, in his capacity as President of the Corporation, be and he is hereby fully authorized, empowered and directed for and on behalf of the Corporation, to execute the Agreement and any and all additional documents necessary in order to consummate said sale of said assets, including, but not limited to bills of sale and assignments, escrow agreements, and leases, the execution and of such instruments or documents by such officer shall be conclusive evidence of his authority to do so, and to execute such other and further instruments as may be necessary or proper to negotiate and conclude said in accordance with the terms of the Agreement, and that Charles W. Rod, III, in his capacity as the Secretary of the Corporation be and he is fully authorized and directed to attest to any and all such instruments, if same be required;

FURTHER RESOLVED, that Charles W. Rod, III, in his capacity as President of the Corporation, be and is hereby authorized, in the name of and on behalf of the Corporation, and on behalf of the Corporation, to execute and deliver the Agreement, substantially in the form approved herein, together with such changes as Charles W. Rod, III, in his sole discretion, approves, the execution and delivery thereof by him to be conclusive evidence that the same have been approved by the Shareholders;

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take those actions necessary to effect the hereinabove described activities of the Corporation.

The resolutions contained herein and the actions contemplated hereby are taken by unanimous written consent of the Shareholders pursuant to Article 6.201 of the Texas Business Organizations Code.

EXECUTED effective as of the 30th day of December, 2011.

SHAREHOLDERS:

________________________________
Charles W. Rod, III

________________________________
Ronald Rod

B-
862804.3

Action of
Board of Directors
of
C. W. Rod Tool Company, Inc.
Without Meeting

We, the undersigned, being all of the members of the Board of Directors of C. W. ROD TOOL COMPANY, INC. (the "Corporation"), do by this instrument in writing consent to the following actions and adopt the following resolutions:

RESOLVED, that the form, terms and provisions of the Asset Purchase Agreement (the "Agreement") by and between Corporation as Seller, and DXP Enterprises, Inc. as Purchaser, in connection with the sale of substantially all of the assets of C.W. Rod Tool Company, Inc. has been presented to and approved by the Directors;

RESOLVED FURTHER, that Charles W. Rod, III, in his capacity as President of the Corporation, be and he is hereby fully authorized, empowered and directed for and on behalf of the Corporation, to execute the Agreement and any and all additional documents necessary in order to consummate said sale of said assets, including, but not limited to bills of sale and assignments, escrow agreements, and leases, the execution and of such instruments or documents by such officer shall be conclusive evidence of his authority to do so, and to execute such other and further instruments as may be necessary or proper to negotiate and conclude said in accordance with the terms of the Agreement, and that Charles W. Rod, III, in his capacity as the Secretary of the Corporation be and he is fully authorized and directed to attest to any and all such instruments, if same be required;

FURTHER RESOLVED, that Charles W. Rod, III, in his capacity as President of the Corporation, be and is hereby authorized, in the name of and on behalf of the Corporation, and on behalf of the Corporation, to execute and deliver the Agreement, substantially in the form approved herein, together with such changes as Charles W. Rod, III, in his sole discretion, approves, the execution and delivery thereof by him to be conclusive evidence that the same have been approved by the Directors;

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take those actions necessary to effect the hereinabove described activities of the Corporation.

The resolutions contained herein and the actions contemplated hereby are taken by unanimous written consent of the Board of Directors pursuant to Section 6.201 of the Texas Business Organizations Code.

EXECUTED effective as of the 30th day of December, 2011.

DIRECTORS:

________________________________
Charles W. Rod, III

________________________________
Ronald Rod

B-
862804.3

EXHIBIT C

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement) by and between DXP Enterprises, Inc., a Texas corporation (the “Company”), and ___________________ (the “Executive”) is entered into this _____ day of December, 2011 (“the Effective Date”):

RECITALS

A.	The Company desires to employ Executive in the capacity set forth on Exhibit “A”, pursuant to the provisions of this Agreement; and

B.	The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.

ARTICLE I.
TERMS OF EMPLOYMENT

1.1           Employment. The Company hereby employs the Executive for and during the term hereof in the position set forth on Exhibit “A”.  The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.

1.2           Duties of Executive.  The Executive agrees to devote the Executive’s best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities which may be assigned to the Executive.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, or is contrary to the interests of the Company.  Executive shall at all times comply with and be subject to such reasonable policies and procedures as the Company may establish from time to time, which will be customary within Company’s industry and applicable to all of its employees.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure Company’s business, its interests, or its reputation.

1.3           Term.  This Agreement is entered into in connection with that one certain Asset Purchase Agreement, by and among, Employer, C.W. Rod Tool Company, Inc. (“Seller”) and the Controlling Shareholders and shall become effective only upon the Effective Date and shall continue in force and effect for a period of three (3) years unless sooner terminated as provided in Section 2.1 hereof.  Unless this Agreement is terminated before the end of its initial term, the term hereof shall be automatically extended for successive monthly terms, unless terminated prior to the expiration of any one monthly term.  Except as set out herein, this Agreement may only be renewed or extended by written agreement executed by the Company and the Executive pursuant to mutually acceptable terms and conditions.

1.4           Compensation. The Company shall pay the Executive, as “Compensation” for services rendered by the Executive under this Agreement the following Base plus bonus/commission, if any.

(a)           Base.  An annual base salary amount as set forth on Exhibit “A”, prorated for any partial period of employment (“Base”).  Such Base shall be paid in installments in accordance with the Company’s regular payroll practices, but not less frequently than bi-weekly.

1.5           Employment Benefits.  In addition to the Base payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

(a)           Employment Benefits. As an employee of the Company, the Executive shall participate in and receive all benefit plans and programs made available by the Company, as may be in effect from time to time, upon satisfaction by the Executive of the eligibility requirements therefore.

(b)           Working Facilities.  During the term of this Agreement, the Company shall provide, at its expense, furniture, equipment, supplies and personnel as shall be adequate for the Executive’s use in performing Executive’s duties and responsibilities under this Agreement.

(c)           Business Expenses.  The Company shall pay or reimburse for all business related expenses (as defined by the Internal Revenue Code) incurred in connection with the performance of Executive duties.  The approval and payment of such expenses shall be in accordance with the Company’s regular practices.

(d)           Vacation.  Executive shall be entitled to the vacation in accordance with the Company’s employee manual.

(e)           Limitations.  Company shall not by reason of Sections 1.4 and 1.5 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered executives similarly situated.  Executive’s employment is also subject to the terms and conditions of the Company’s employee manuals; provided however to the extent the Company’s employee manuals and this Agreement conflict, this Agreement shall control.

ARTICLE II.
TERMINATION

2.1           Termination. Notwithstanding anything herein to the contrary, this Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:

(a)           Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive’s death, and the Company shall have no further liability hereunder to the Executive or Executive’s estate, except to the extent set forth in Section 2.2(a) hereof.

(b)           Disability. If, during the term of this Agreement, the Executive shall be incapable of performing the Executive’s duties hereunder, for a period of not less than ninety (90) consecutive days or an aggregate of one hundred twenty (120) days during any period of twelve (12) consecutive calendar months, by reason of becoming Disabled as hereinafter defined, the Company may terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except as set forth in Section 2.2(b) hereof.  For purposes of this Agreement, the Executive shall be deemed “Disabled” when the Company, upon the written report of a qualified physician designated by the Company, shall have reasonably determined that the Executive has become mentally, physically and/or emotionally incapable of performing Executive’s duties and services under this Agreement.

(c)           Termination by the Company for Cause.  Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(c) hereof.  For purposes of this Agreement, a “discharge for cause” shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:

(1)           Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

(2)           The Executive’s continued failure or refusal to comply with any of the Company’s policies, standards, and regulations, which from time to time may be established after not less than thirty (30) days prior written notice and the failure of Executive to cure or cease such failure, refusal or breach as determined, in good faith, by the Company;

(3)           The Executive’s engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character or standing of the Company in a material way; or

(4)           The Executive’s continued failure to faithfully and diligently perform the duties required hereunder or to comply with the provisions of this Agreement after not less than thirty (30) days prior written notice and the failure of Executive to cure or cease such failure, refusal or breach as determined, in good faith, by the Company.

(d)           Termination by the Company with Notice. The Company may terminate this Agreement at any time, for any reason, other than as set forth in Subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company’s sole discretion, upon fifteen (15) days prior written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.

(e)           Termination by the Executive for Good Reason.  The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(e) hereof. For purposes of this Agreement, the term “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:

(1)           The Company’s failure to pay the Executive the Compensation pursuant to Section 1.4 of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company;  or

(2)           Any failure by the Company to comply with any material provision of this Agreement that has not been reasonably cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

(f)           Termination by the Executive with Notice.  The Executive may terminate this Agreement for any reason, in the Executive’s sole discretion other than Good Reason, by giving the Company fifteen (15) days prior written notice, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.

2.2           Compensation upon Termination.

(a)           Death. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or Executive’s estate, except to pay to the Executive’s spouse, or if none, to the estate of the Executive any accrued, but unpaid, Base and any vacation or sick leave benefits, which have accrued as of the date of death, but were then unpaid or unused and unpaid business expenses and a full monthly Base.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the death of the Executive.

(b)           Disability.  In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive any accrued, but unpaid Base, and vacation or sick leave benefits, which have accrued as of the date on which such Disability is determined, but then remains unpaid and unpaid business expenses.  The provisions of the preceding sentence shall not affect the Executive’s rights to receive payments under the Company’s disability insurance plan, if any.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(c)           Termination by the Company for Cause. In the event the Executive’s employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive any accrued, but unpaid, Base and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused and unpaid business expenses.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(d)           Termination by the Company with Notice.  In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Base and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused and unpaid business expenses, and (ii) an amount payable in accordance with the Company’s regular payroll periods equal to the Executive’s full monthly Base payable for three (3) months.  Any amount due the Executive under (i) of this Section shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(e)           Termination by the Executive for Good Reason.  In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 2.1(e) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Base and any vacation or sick leave benefits which have accrued as of the date of termination of the Agreement, but were then unpaid or unused and unpaid business expenses and (ii) an amount equal to Executive’s full monthly Base payable hereunder for three (3) months payable in accordance with the Company’s regular payroll periods.  Any amount due the Executive under (i) of this Section shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of the Executive’s employment hereunder.

(f)           Termination by the Executive with Notice.  In the event the Executive’s employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of termination.  Executive shall be entitled to any accrued, but unpaid or unused, Base, vacation or sick leave benefits and unpaid business expenses through the date of termination.  Any amount due the Executive hereunder shall be paid in a cash lump sum on the next regular and usual date for payment of wages, but no later than thirty (30) days after the termination of Executive’s Employment hereunder.

(g)           Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of the amount, if any, due the Executive pursuant to the preceding provisions of this Article II, the Company shall have no further obligation to pay wages to the Executive under this Agreement.

ARTICLE III.

PROTECTION OF INFORMATION AND NON-COMPETITION AND NON-SOLICITATION

3.1           Company’s Agreements.  Immediately upon execution of this Agreement and continuing thereafter during the course of Executive’s employment by Company, Company agrees: (i) to provide Executive with access to its Trade Secrets and Confidential Information (as defined herein); (ii) to provide Executive with continuing training, development and education; and (iii) to provide Executive with Trade Secrets and Confidential Information about, and the opportunity to develop relationships with, Company’s employees, customers and customer’s employees and agents.

3.2           Protective Covenants. The Executive recognizes that Executive’s employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company’s business during the term of this Agreement, (ii) certain information of which the Executive will gain knowledge during Executive’s employment is proprietary and confidential information which is special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or  became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain.  The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans, price lists, pricing policies, pricing contracts, rebate programs, sales and operating procedures, methods and techniques, management methods, operating techniques and capabilities, training manuals and procedures, marketing and development plans, financial and accounting data, information technology and computer systems (“Trade Secrets”).  Confidential Information, as used in this Agreement, includes, but is not limited to, the Company’s written, oral, electronic and visual information relating to (1) lists of, and all information about, each person or entity to which Company has sold Products or has provided services of any kind, or with which Company has entered into an agreement, or made a sale of any kind, including both current and prospective (all of which are hereinafter collectively referred to as “Customers” or individually as “Customer”); (2) all the Customers’ contact information, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer, or such individual, with respect to quantities, transportation or delivery of Products, or particular needs or requirements of Customers based on geographical, economic or other factors;  (3) all of  Company’s pricing and formulas, methodologies, practices and systems, including those based upon particular Customers, particular quantities, or based on geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of products or services sold or furnished by  Company to its Customers; (4) financial information or any kind relating to sales and purchase histories, trend information about the growth or shrinking of a particular Customer’s needs, purchases or requirements; profit margins or markups or rebate programs, as well as all information about the costs and expenses which  Company incurs to provide products or services to its Customers; (5) Company’s procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents; (6) technical information about Company or any of its Customers or suppliers, including information about computer programs, source codes, object codes, or software, data bases, data, equipment, systems or procedures; (7) financial information of any kind about Company or its operations; and (8) all information about Company’s employees, including their addresses and phone numbers, pay rates, benefits and compensation packages or history.  Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:

(a)           Trade Secrets/Confidential Information.  The Executive recognizes that Executive’s position with the Company is one of the highest trust and confidence by reason by of the Executive’s access to and contact with certain Trade Secrets and Confidential Information of the Company.  The Executive agrees and covenants to use Executive’s best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company.  The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company and Confidential Information.  All correspondence, memoranda, notes, records, drawings, documents, files, mailing or contact lists, personnel lists or files, computer software or programs or files or other documents, programs or writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement related to Executive’s employment or performance hereunder, arising out of, in connection with, or related to any business of the Company, including, but not limited to, Trade Secrets and Confidential Information, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company’s demand.

(b)           Restriction on Soliciting Employees of the Company.  The Executive covenants that during the term of this Agreement and for the non-solicitation period set forth on Exhibit “A” (“Non-Solicitation Period”) following the termination of this Agreement, Executive will not, either directly or indirectly, call on, solicit, employ, caused to be hired or take away, or attempt to call on, solicit, induce, employ, caused to be hired or take away any employee contractor, consultant, agent or representative, who has worked for the Company at any time within one (1) year of the date of Executive’s termination from the Company, either for Executive or for any other person, firm, corporation or other entity.  Further, Executive shall not induce any employee of the Company to terminate Executive’s employment with the Company during the term of this Agreement or during the Non-Solicitation Period.  Notwithstanding anything to the contrary contained herein, general solicitations of employment by means of newspaper, periodical or trade publication advertisements not directed at employees of the Company shall not constitute a violation of this provision.

(c)           Covenant Not to Compete/Restriction on Soliciting Customers.  The Executive hereby covenants and agrees that during the term of this Agreement and for the one year period after the termination of this Agreement, Executive will not without the prior written consent of the Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate or seek employment or accept employment with any business competitive with the business conducted by the Company within any county where the Company has physical operations and in any county contiguous to such county or is making an active effort to do business at the time of the execution of this Agreement.  Additionally, Executive agrees and covenants, during the term of this Agreement and for the Non-Solicitation Period, not to, either directly or indirectly, call on, solicit, induce or take away, or attempt to call on, solicit, induce, take away, service or accept business from any customer of the Company (as of the date of termination of this Agreement) or induce, request or advise any such customer to terminate its relationship with the Company or request, induce or advise any customer of the Company to withdraw, curtail, modify or cancel their business with the Company.  Further, during the term of this Agreement and the Non-Solicitation Period, Executive agrees and covenants not to use for Executive’s benefit or for the benefit of another or to disclose, disseminate, distribute, divert, attempt to divert, take advantage of or attempt to take advantage of any actual or potential business opportunity of the Company, which the Executive became aware of in the performance of this Agreement.

(d)           Survival of Covenants.  Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

(e)           Remedies.  In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

(f)  Limitations.  The obligations of confidentiality regarding Trade Secrets shall not apply if (i) it was in the public domain prior to disclosure, (ii) such disclosure comes into the public domain through no fault of the Executive, or (iii) such disclosure is required by law or compelled by court order.

The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein.  Further, Executive understands the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the period of time provided for, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

ARTICLE IV.

GENERAL PROVISIONS

4.1           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered, on the date delivered via overnight delivery service or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

If to the Executive:	As set forth in Exhibit “A”

If to the Company:               DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas  77040
ATTN:  David R. Little

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

4.2           Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to Article V below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.  If the restrictions contained in Section 3.2(c) are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be “blue penciled” by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

4.3           Waiver Modification, and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements (including but not limited to any initial employment or independent contractor agreement) either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated.  This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

4.4           Binding Effect. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors.  Neither party shall assign this Agreement without the prior written consent of the other party.

4.5           Governing Law. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to principles of conflicts of law.

4.6           Representation of Executive. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement.  The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to Executive’s own initiative and that this Agreement is not in contravention of any existing commitments.  The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

4.7           Counterpart Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

4.8           Company.  For the purposes of this Agreement, Company shall include any parent, subsidiary division of the Company, or any entity, which directly or indirectly, controls, is controlled by, or is under common control with the Company.

4.9    Executive.  Executive represents to the Company and agrees that Executive:  (i) was specifically advised to and fully understands Executive’s rights to discuss all aspects of this Agreement with an attorney and Executive has been represented by counsel regarding this Agreement, and (ii) has carefully read and fully understands the provisions of this Agreement.

ARTICLE V.

ARBITRATION

5.1           Resolution of Disputes.  In the event any dispute(s) arises between the parties with respect to the terms and provisions of this Agreement (a “Dispute”), the parties shall cooperate in good faith to resolve the Dispute(s). If the parties cannot resolve the Dispute(s) between themselves within ten (10) days after written notice of activation of the terms of this Article V, each party shall, within seven (7) days after the expiration of said 10 day period, select a mediator and shall notify the other party of such selection. The mediators shall have thirty (30) days from the expiration of said 7 day period to resolve the Dispute(s).  If a resolution of the Dispute(s) does not occur through said mediation within said 30 days, the Dispute(s) shall be resolved by binding arbitration.

5.2           Arbitration. In the event any Dispute cannot be resolved through mediation the parties agree to submit such dispute(s) to binding non-appealable arbitration within ten (10) days from the expiration of the thirty (30) day period set out in Section 5.1.  Any such arbitration arising hereunder shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect including the rules governing employment disputes.  Each party hereby submits itself to personal jurisdiction in Houston, Texas, for the purpose of such arbitration proceedings.  Within fifteen (15) days from submitting the Dispute(s) to arbitration each party shall select its arbitrator.  Then within twenty (20) days after said 15 days the two arbitrators shall select a third arbitrator.  The three arbitrators shall have their first meeting within twenty (20) days after the selection of the third arbitrator.  The arbitrators shall reach a final decision within one hundred eighty (180) days of their first meeting.  The costs of arbitration shall be borne equally by the parties, except each party shall be responsible for such party’s own arbitrator’s and attorneys’ fees.

ARTICLE VI.

CONFIDENTIALITY

6.1           Confidentiality.  This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the parties or as may be required by law.

DXP Enterprises, Inc.

By:

Executive:

__________________________________________

C-
862804.3

EXHIBIT “A” TO
EMPLOYMENT AGREEMENT

Name:

Position:

Base:	_________________________ and No/100 Dollars ($_________.00).

Non-Solicitation Period:                                           One (1) year.

Home Address:

C-
862804.3

EXHIBIT D
[INTENTIONALLY OMITTED]

D-
862804.3

EXHIBIT E

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made and delivered this 30th day of December, 2011, by C.W. Rod Tool Company, Inc., a Texas corporation (“Seller”) for the benefit of DXP Enterprises, Inc., a Texas corporation (“Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Seller, Controlling Shareholders and Purchaser have entered into that certain Asset Purchase Agreement dated as of December 30, 2011 (the “Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Purchaser of the Purchased Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Agreement:

1.           Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Purchaser, and its successors and assigns, forever, all of Seller’s right, title and interest in and to the Purchased Assets TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, unto Purchaser, and its successors and assigns, for its use forever.

2.           This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

3.           Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the terms of the Agreement, the Agreement shall govern.

4.           This Bill of Sale is executed and delivered pursuant to the Agreement.

5.           This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Texas, as applied to contracts made and performed entirely in such State.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

C.W. Rod Tool Company, Inc.

By:
Charles W. Rod, President

E-
862804.3

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of December 30, 2011 (this “Agreement”), between C.W. Rod Tool Company, Inc., a Texas corporation (“Seller”) and DXP Enterprises, Inc., a Texas corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement, dated as of December 30, 2011 (the “Agreement”), providing for, among other things, the sale by Seller to Purchaser of the Purchased Asset and the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Agreement, Seller and Purchaser have agreed to enter into this Agreement, providing for (a) the assignment from Seller to Purchaser of all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing, on and subject to the terms of the Agreement, and (b) the acceptance by Purchaser of such assignment and the assumption by Purchaser of (i) all obligations to be performed by Seller under the Purchased Contracts on and after the Closing Date and (ii) the other Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Assignment.  In accordance with and subject to the terms of the Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, to the extent that such are legally assignable and any necessary consents to assignment have been obtained, all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing.

2.           Acceptance and Assumption.  In accordance with and subject to the terms of the Agreement, Purchaser hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of Seller’s right, title and interests in, under and to the Purchased Contracts; (b) assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform or discharge in accordance with the terms thereof all obligations and liabilities of any kind arising out of, or required to be performed under, such assigned Purchased Contracts from and after the Closing; and (c) assumes, undertakes and agrees to timely pay when due, satisfy, perform or discharge in accordance with the terms thereof all of the Assumed Liabilities and all obligations and liabilities of any kind arising out of Purchaser’s assumption of the Assumed Liabilities.

3.           Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

5.           Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas as applied to contracts made and performed entirely in such State.

6.           Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Purchaser:

DXP Enterprises, Inc.

By:
Name:
Title:

Seller:

C.W. Rod Tool Company, Inc.

By:
Charles W. Rod, President

F-
862804.3

EXHIBIT G

SELLER’S DISCLOSURE SCHEDULES LETTER

December 30, 2011
DXP Enterprises, Inc.
7272 Pinemont
Houston, Texas  77040
Attn:  David R. Little, CEO

Re:           Disclosure Schedule Letter

Gentlemen:
We refer to the Asset Purchase Agreement (the “APA”) dated as of December 30, 2011 among DXP Enterprises, Inc. (“Purchaser”) and C.W. Rod Tool Company, Inc. (“Seller”) and the Controlling Shareholders pursuant to which Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the Purchased Assets on the terms and conditions set forth in the APA.

Terms defined in the APA are used with the same meaning in this Seller's Disclosure Schedule Letter.  References herein to Schedules are to all the Schedules to this Seller's Disclosure Schedule Letter.

This Disclosure Schedule Letter and the Disclosure Schedules attached hereto constitute the Disclosure Schedules referred to in the APA.  The representations and warranties of Seller in the APA are made and given subject to the disclosures in the attached Disclosure Schedules.  Seller agrees to update the attached Disclosure Schedules due to any change in the disclosures set out herein or disclosures that should be set out herein.

Very truly yours,

C.W. Rod Tool Company, Inc.

By:           ___________________________________
Charles W. Rod, President

DXP acknowledges receipt of this Disclosure Schedule Letter including the Disclosure Schedules referred to herein.

Dated:  December 30, 2011

DXP Enterprises, Inc.

 By:
Name:
Title:

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862804.3

SCHEDULES

Schedule 2.1(a)	Accounts Receivable
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	List of Vehicles
Schedule 2.1(j)	Permits
Schedule 2.1(l)	Non-Disclosure, Confidentiality, Non-Compete or Non-Solicitation Agreements
Schedule 2.2(c)	Excluded Assets
Schedule 2.3(b)	Assumed Liabilities
Schedule 2.4(i)	Excluded Liabilities
Schedule 2.7	Allocation Methodology
Schedule 3.1	Branch #7 Costs
Schedule 3.3(a-1)	Accounting Principles
Schedule 3.3(a-2)	Net Working Capital Principles
Schedule 3.4	Sub-Chapter S Tax Calculation
Schedule 5.1	Certificate of Incorporation and Bylaws, as amended, and a List of Shareholders and Shares Owned
Schedule 5.3(a)	Conflicts; Consents of Third Parties; Contracts or Permits
Schedule 5.7	Certain Developments
Schedule 5.8(c)	Taxes Paid and Tax Returns
Schedule 5.9(a)	Real Property Leases
Schedule 5.10(b)	Personal Property Leases
Schedule 5.11(a)	Intellectual Property
Schedule 5.11(b)	Non-Exclusive Intellectual Property
Schedule 5.11(e)	Licenses of Intellectual Property
Schedule 5.11(m)	Software Listing
Schedule 5.12(a)	Material Contracts
Schedule 5.12(b)	Material Contracts Exceptions
Schedule 5.13(a)	Multiemployer Plans
Schedule 5.13(c)	Section 401 Plans Issues
Schedule 5.15	Legal Proceedings
Schedule 5.16(b)	Seller Permits
Schedule 5.17	Environmental Matters
Schedule 5.18	Insurance Policies, Bonds and Events
Schedule 5.21	Related Party Transactions
Schedule 5.22	15 Largest Customers and 15 Largest Suppliers
Schedule 5.23	Product Warranty Exceptions
Schedule 5.24	Bank Names, Locations, Account Numbers and Lock Boxes
Schedule 5.26	Financial Advisors
Schedule 8.1(a)	List of Employees with Salary or Hourly Rate
Schedule 8.3(b)	List of Employees with Accrued Time
Schedule 9.1(h)	Employees Executing Noncompetition/Non-Solicitation Agreements

G-
862804.3

EXHIBIT H

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2011, by and among DXP Enterprises, Inc., a Texas corporation (“Purchaser”), C.W. Rod Tool Company, Inc., a Texas corporation (the “Seller”), the Controlling Shareholders, as identified on the signature page to this Agreement and Wells Fargo Bank, National Association, a national banking association, as Escrow Agent (the “Escrow Agent”).

BACKGROUND

A.           Purchaser, the Seller, and the Controlling Shareholders (as defined in the Purchase Agreement) are parties to an Asset Purchase Agreement, dated as of December 30, 2011 (the “Purchase Agreement”), pursuant to which Purchaser will acquire the Business and Purchased Assets of the Seller.

B.           Purchaser, the Seller, and the Controlling Shareholders desire to establish an escrow account on the terms and conditions set forth herein.  Initially Seller, pursuant to Section 10.5 of the Purchase Agreement, shall deposit the Escrow Amount with the Escrow Agent to be held in escrow.  The Escrow Amount, Escrow Earnings (as hereinafter defined) therefore are referred to as the “Escrow Deposit”).  The “Escrow Amount” in immediately available funds is the sum of Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000.00).

C.           Purchaser, the Seller, and the Controlling Shareholders hereto desire to appoint the Escrow Agent to receive, hold and invest (as applicable) the Escrow Deposit, together with any interest or other income earned thereon (“Escrow Earnings”), and to disburse the Escrow Deposit and Escrow Earnings, in accordance with the terms set forth herein.  The Escrow Agent has agreed to act as such upon the terms, covenants and conditions hereinafter set forth.

D.           A material condition to the consummation of the transactions contemplated by the Purchase Agreement is that Purchaser, the Seller, and the Controlling Shareholders hereto enter into this Agreement.

AGREEMENT

In consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

1.           Defined Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. As between Purchaser and the Seller, the provisions of the Purchase Agreement are hereby incorporated herein by reference, but only as the context of this Agreement may require.  The Escrow Agent is not a party to the Purchase Agreement and shall, therefore, act only in accordance with the terms and conditions contained in this Agreement, and it shall not have any liability under, nor duty to inquire into, the terms and provisions of the Purchase Agreement, other than with respect to the capitalized terms that are used herein as defined in the Purchase Agreement.  “Business Day” shall mean any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

2.           Deposit of Escrow Amount.  At the Closing, Purchaser will deliver the Escrow Deposit to the Escrow Agent for deposit with the Escrow Agent, in accordance with Section 10.5 of the Purchase Agreement.

3.           Escrow.  Upon receipt of the Escrow Deposit, the Escrow Agent shall send a notice to the Seller and Purchaser acknowledging receipt of same and shall hold, administer and dispose of the Escrow Deposit pursuant to the terms of this Agreement (the “Escrow”).  All rights associated with the Escrow Deposit shall be exercised by the Escrow Agent, and shall in no event be exercisable by or rest with the Seller or Purchaser, unless otherwise provided for herein.  Unless otherwise directed in writing by Seller and Purchaser, the Escrow Agent shall invest the Escrow Deposit and the Escrow Earnings as set forth in Schedule I.

The Escrow Agent shall be entitled to sell or redeem any such cash investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  Seller, Purchaser, and the Controlling Shareholders acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

4.           Distributions of the Escrow Deposit; Termination of the Escrow.  The Escrow Deposit shall be distributed by the Escrow Agent in accordance with the following:

(a) From time to time before the date that is the first Business Day immediately following the tenth (10th) Business Day after the first anniversary of the date of this Agreement (the “Release Date”), Purchaser may give notice (an “Indemnification Notice”) to the Seller and the Escrow Agent specifying the nature and dollar amount (to the extent known) of a claim relating to any claim for indemnification (a “Claim”) Purchaser may have under Article 10 of the Purchase Agreement and as to which the Escrow Deposit applies.  If the Seller does not deliver notice to Purchaser and the Escrow Agent disputing such Claim (a “Counter Indemnification Notice”) within twenty (20) days after the Seller’s receipt of the Indemnification Notice (a “Dispute Deadline”), then the dollar amount of the Claim set forth in Purchaser’s Indemnification Notice shall be deemed conclusive for purposes of this Agreement, and the Escrow Agent shall pay to (or as directed by) Purchaser the dollar amount of the Claim in the Indemnification Notice, as well as any and all Escrow Earnings with respect to such Claim amount earned from the date of initial deposit of the Escrow Amount (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Amount represented by such Claim amount), from the Escrow Deposit within five (5) Business Days following such applicable Dispute Deadline.  The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b) If a Counter Indemnification Notice is given with respect to a Claim, the Escrow Agent shall make payment with respect to an Indemnification Notice only (i) in accordance with joint written instructions of Purchaser and the Seller or (ii) after a final decision has been rendered by a court or (only if agreed by Purchaser and the Seller in their respective sole discretion) binding arbitrator to enforce an award with respect to the amount of such Claim, and then in accordance with such decision.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.  Purchaser and the Seller hereby agree that any amounts paid to Purchaser hereunder in respect of any Claim (whether under subsection (a) or (b) of this Section 4) shall include the payment of the corresponding amount of the Escrow Earnings for such Claim amount earned from the date of initial Escrow Deposit.

(c) On the Release Date, the Escrow Agent shall release to the Seller a net amount equal to (i) the remaining balance of the Escrow Deposit and Escrow Earnings as of such date minus (ii) the amount of all Unresolved Claims plus all Escrow Earnings with respect to such Unresolved Claims amounts earned from the date of initial Escrow Deposit (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Deposit represented by the aggregate amount of such Unresolved Claims).  For purposes of this Agreement, “Unresolved Claims” means, as of the Release Date, the aggregate amount of Claims that either (x) remain subject to a dispute pursuant to a Counter Indemnification Notice or (ii) for which an Indemnification Notice has been delivered prior to the Release Date but for which the full release of applicable amounts from the Escrow Deposit has not been made, as the case may be, as of the Release Date.  Purchaser and the Seller hereby agree to execute and deliver to the Escrow Agent on the Release Date a joint written notice directing the disbursement of the corresponding amount (as calculated pursuant to the first sentence of this paragraph) of the Escrow Deposit and Escrow Earnings pursuant to this Section 4(c).

(d) For purposes of any Unresolved Claims, (i) with respect to any Unresolved Claim for which an Indemnification Notice has been delivered before the Release Date but for which a full release of applicable amounts from the Escrow Deposit and Escrow Earnings has not been made as of the Release Date, provided that such Unresolved Claim does not become the subject of a Counter Indemnification Notice, the Escrow Agent shall release to Purchaser the applicable portion of the Escrow Deposit subject to such Unresolved Claim, along with any and all Escrow Earnings with respect to such Unresolved Claim amount earned from the date of initial Escrow Deposit of the Escrow Amount (which, in any event, shall be a proportional amount of the Escrow Earnings to such date corresponding to the percentage of the Escrow Deposit represented by such Unresolved Claim amount), in accordance with the terms of subsections (a) or (b) (as applicable) of this Section 4 with respect to such Claim and (ii) with respect to any Unresolved Claim that is or becomes the subject of a Counter Indemnification Notice, the Escrow Agent shall release from the Escrow Deposit to Purchaser the applicable amount in accordance with subsection (b) of this Section 4.  After the resolution of all Unresolved Claims, any amount of the Escrow Deposit and Escrow Earnings that was the subject of such Unresolved Claims but that is not released pursuant to the immediately preceding sentence shall be released by the Escrow Agent to the Seller.  Purchaser and the Seller hereby agree to execute and deliver to the Escrow Agent on such date as no Unresolved Claims remain (after the Release Date) a joint written notice directing the disbursement of the corresponding amount (as calculated pursuant to the immediately preceding sentence) of the Escrow Deposit and Escrow Earnings pursuant to this Section 4(d).

(e) Purchaser and the Seller agree that Purchaser shall not submit an Indemnification Notice for purposes hereof unless Purchaser makes a reasonable determination that a Claim is or may be subject to indemnification under the terms of the Purchase Agreement, including by giving effect to the provisions of Article 10 of the Purchase Agreement and that the Seller shall be entitled to raise as a dispute in any Counter Indemnification Notice whether such Claim is subject to indemnification under the Purchase Agreement due to the limitations provided in Section 10.4.

(f) Except as set forth herein, no Escrow Earnings shall be remitted to Purchaser and/or the Seller for the period of time the Escrow Deposit is held by the Escrow Agent.

5.           Duties of the Escrow Agent.  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.  Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein.  The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.  Except as set forth in this Agreement, the Escrow Agent shall not have any duties or responsibilities under any provision of any other agreement, including, without limitation, the Purchase Agreement.

6.           Liability of the Escrow Agent; Withdrawal.  The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its reasonable judgment (other than acts of gross negligence or willful misconduct), and may rely conclusively and shall be protected in acting upon any court order (including without limitation any court order regarding disbursement of any amount of the Escrow Fund), reasonable advice of counsel (whether such counsel shall be regularly retained or specifically employed) chosen by the Escrow Agent, or document executed by Purchaser and the Seller authorizing action (or inaction) in accordance with these instructions by the Escrow Agent (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s).  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Schedule II-1 and Schedule II-2 to this Escrow Agreement. The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer of the Escrow Agent unless it shall be proved that the Escrow Agent was grossly negligent in ascertaining the pertinent facts or acted with willful misconduct.  The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.  The Escrow Agent may execute customary ministerial and record keeping responsibilities hereunder through its authorized agents.

THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Purchaser ,Seller and Controlling Shareholders agree, jointly and severally, to indemnify the Escrow Agent for, and to hold it harmless from and against, any loss, liability, claims, actions, damages or expenses (including reasonable expenses and disbursements of its counsel) incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any such claim or liability.  The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrow Deposit, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation. To the extent reasonably practicable, the parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

7.           The Escrow Agent’s Fee.  Purchaser and the Seller shall each pay one-half (1/2) of the Escrow Agent’s fees (as such fees are set forth on Schedule III hereto).  The Escrow Agent shall be entitled to reimbursement from Purchaser and the Seller (one-half (1/2) each) for any reasonable expenses or disbursements incurred in connection with the performance of the Escrow Agent’s obligations hereunder.  Purchaser and the Seller shall each remit their respective shares of such fees and reimbursable amounts to Escrow Agent promptly upon receipt of an invoice from Escrow Agent.  The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its gross negligence, or willful misconduct.  Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Deposit with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Deposit.

 8.           Escrow Agent In The Event Of Disagreement.  In the event of a disagreement between the Purchaser and Seller, resulting in adverse claims and demands being made in connection with, or for, the Escrow Deposit, Escrow Agent shall refuse to comply with the claims or demands as long as such disagreement shall continue.  In so refusing, Escrow Agent shall make no delivery or other disposition of the Escrow Deposit, and in so doing Escrow Agent shall not be or become liable in any way to any person for its failure or refusal to comply with such conflicting or adverse demands.  Escrow Agent shall be entitled to continue refraining from acting and/or refusing to act until Escrow Agent receives one or more of the following:

(a)           an authorization of a particular action executed by all parties to the disagreement; or

(b)           a certified or file-stamped copy of a court order resolving the disagreement or directing a specific distribution of all or any portion of the Escrow Deposit; or

(c)           ruling pursuant to arbitration in accordance with Indiana law resolving the disagreement or directing a specific distribution of all or any portion of Escrow Deposit.

Upon receipt of any such document, Escrow Agent shall promptly act according to its terms thereby being relieved from any duty, responsibility or liability arising from the adverse claims and demand or from the terms of this Agreement.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or binding resolution of arbitration, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction. Further, in the event of the occurrence of any dispute between the parties hereto with respect to the Escrow Deposit, Escrow Agent may, without prejudice to any of its other rights hereunder, commence an action for interpleader in a court of competent jurisdiction, with respect to the Escrow Deposit.  All of the costs and charges incurred by the Escrow Agent in connection with any such action, including reasonable attorney fees, shall be paid one-half (1/2) by Purchaser and one-half (1/2) by Seller.

9.           Inspection.  All funds or other property held as part of the Escrow Deposit shall at all times be clearly identified as being held by the Escrow Agent hereunder.  Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable notice) inspect any records or reports relating to the Escrow Deposit.

10.           Accounting by Escrow Agent.  The Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing among Purchaser, the Seller and the Escrow Agent.  Within fifteen (15) days following the close of each calendar quarter, the Escrow Agent shall deliver to Purchaser and the Seller a written account of its administration of the Escrow Deposit during such quarter, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held at the end of such month.

11.           Tax Reporting of Interest or Other Income Accrued with respect to the Escrow Fund.  Purchaser, the Seller and the Controlling Shareholders agree that (i) the Escrow Amount shall be treated as having been deposited by the Seller, (ii) all interest or other income attributable to the Escrow Fund shall be reported as taxable income or gain (as the case may be) of the Seller; (iii) if required by law, the Escrow Agent shall issue an IRS Form 1099 (or any successor form) relating to such taxable income or gain to and in the name of Purchaser; and (iv) the parties shall promptly deliver such certificates and other documents as required by applicable Treasury regulations and as the Escrow Agent may reasonably request in connection with the foregoing, including, without limitation, a completed, executed Internal Revenue Service Form W-8BEN or Form W-9, as applicable.  The parties hereto understand that the failure to provide properly completed applicable withholding tax forms may cause the Escrow Agent to become obligated to withhold, pursuant to applicable provisions of the Code, a portion of any distributions from the Escrow Deposit or the Escrow Earnings (as such distributions are contemplated by Section 4 of this Agreement). To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Deposit, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Deposit.  Purchaser and the Seller, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Deposit and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 11 is in addition to the indemnification provided in Section 6 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

12.           Notices.  All notices, requests, consents and other communications required or permitted hereunder will be in writing and will be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses:

(a) if to the Seller and the Controlling Shareholders:

C.W. Rod Tool Company, Inc.
15050 Northgreen Boulevard
Houston, Texas 77032
Attn:  Charles W. Rod
Facsimile:  (936) 539-6113

With a copy (which shall not constitute notice) to:

Peter Workin
7500 San Felipe, Suite 750
Houston, Texas 77063
Facsimile:  (800) 403-3780

(b) if to Purchaser to:

DXP Enterprises, Inc.
7272 Pinemont
Houston, TX 77040
Facsimile:  (713) 996-4701
Attention:  David R. Little, CEO

With a copy (which shall not constitute notice to Purchaser) to:

Looper Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, TX 77056
Facsimile:  (713) 986-7216
Attention:  Gary A. Messersmith

(c) if to Escrow Agent to:

Wells Fargo Bank, National Association
750 N. St. Paul Place, Suite 1750
Dallas, Texas 75201
Attn:  Amy C. Perkins; Corporate, Municipal and Escrow Solutions
Facsimile:  (214) 756-7401

or to such other person or address as a party may designate in writing.

13.           Governing Law and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.  The exclusive, proper, and preferred venue of any claim or cause of action among the Seller, Controlling Shareholders, and Purchaser concerning this Agreement shall lie in the United States District Court for the Southern District of Texas (Houston Division) Harris County, Texas. No such party seeking to enforce any right under or with respect to this Agreement shall bring an action in any other forum.

14.           Binding Effect; Benefit; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  Except as expressly provided herein, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser from time to time may assign and grant a security interest in its rights, title and interest under this Agreement for collateral security purposes to any (i) lender(s) providing financing to Purchaser, (ii) any of Purchaser's subsidiaries or (iii) other Affiliates of Purchaser (no assignment of the interest of any of the Purchaser shall be binding unless and until written notice of such assignment shall be delivered to the other parties and the Escrow Agent), and any such lender(s) may exercise from time to time all of the rights and remedies of Purchaser hereunder; provided further that, in such case, Purchaser shall remain primarily liable under this Agreement.

15.           Modification.  Subject to Section 14 hereof, this Agreement may be amended or modified at any time by a writing executed by the Seller, Controlling Shareholders, Purchaser and the Escrow Agent.

16.           Counterparts.  This Agreement may be executed in one or more counterparts (including facsimile versions), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.           Headings.  The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

18.           Entire Agreement; Severability and Further Assurances.  This Agreement and all exhibits and schedules attached hereto constitute the entire agreement among the parties with respect to the administration of the Escrow Deposit and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith.  No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.  Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

19.           Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

20.           Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

21.           Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances

[Signature Page Follows]

H-
862804.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Purchaser:

DXP Enterprises, Inc.

By:
Name:
Title:

Seller:

C.W. Rod Tool Company, Inc.

By:           ____________________________________
Charles W. Rod, President

Controlling Shareholders:

Charles W. Rod

Ronald D. Rod

Escrow Agent:

Wells Fargo Bank, National Association, solely in its capacity as Escrow Agent hereunder

By:           ______________________________
Amy C. Perkins, Vice President

SIGNATURE PAGE TO ESCROW AGREEMENT
862804.3

SCHEDULE I
Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

               _________________________
Authorized Representative                                                                   Authorized Representative
Purchaser                                                                   Seller

Date                                                                   Date

________________________                                                                   ____________________________
Charles W. Rod                                                                   Ronald D. Rod
Controlling Shareholders                                                                   Controlling Shareholder
Date: _________                                                                   Date:_______

862804.3

SCHEDULE II-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Schedule II-1 is attached, on behalf of Purchaser.
Name / Title	12.11 Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

862804.3

SCHEDULE II-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Seller and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Schedule II-2 is attached, on behalf of Seller.
Name / Title	12.12 Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

862804.3

SCHEDULE III

Escrow Agent’s Fees

Fee Schedule to act as Escrow Agent for

DXP Enterprises, Inc. / C.W. Rod Tool Company, Inc.
M&A Holdback Escrow

Acceptance Fee:	Waived
Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; establishment of one (1) Escrow Account and accounting records; and coordination of receipt of funds for deposit to the Escrow Account; collection and review of Patriot Act information.  This Acceptance Fee will be billed following the Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	$3,000.00
For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.  Tax reporting is included for up to two (2) entities or individuals.  In the event additional reporting is necessary, a $25 per reporting charge will be assessed.  In the event the escrow agent is required to purchase outside investments, an additional fee will be assessed in the amount of $75 per trade.  The Annual Administration Fee is payable in advance, concurrent the Escrow Agreement execution.  The Annual Administration Fee covers the anticipated term of 12-months, or any part thereof, and will not be prorated or refunded in the event of early termination.

Wells Fargo’s bid is based on the following assumptions:
•	Number of Escrow Accounts to be established: One (1)
•	Number of Deposits to Escrow Account: One (1); approximately $160,000 (USD)
•	Number of Withdrawals from Escrow Fund: Estimated One (1); termination approximately 18-months
•	Appointment subject to requested due diligence information per the USAPATRIOT Act of 2001
•
Proposal assumes balance will be invested in the Wells Fargo Money Market Demand Account; if alternative outside investments are chosen, the Escrow Agent reserves the right to adjust the Escrow Agent Annual Administration Fee

•	All funds will be received from or distributed to a domestic or an approved foreign entity
•	This proposal is valid for a period of 90 days from the date below

Out-of-Pocket Expenses	At cost
We will charge for out-of-pocket expenses in response to specific tasks assigned by the Company or provided for in the escrow agreement.  Possible expenses would be, but are not limited to, express mail and messenger charges.   There are no charges for indirect out-of- pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Wells Fargo undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. Extraordinary services (services other than the ordinary administration services of Escrow Agent described above) are not included in the One-Time Administration Fee and will be billed as incurred at the rates in effect from time to time.

Submitted by:	Greg L. Stites, Vice President
Focus Opportunity Code: C730861

862804.3

EXHIBIT I

MINUTES OF SHAREHOLDERS AND BOARD OF DIRECTORS

ACTION OF THE SHAREHOLDERS
OF
C. W. ROD TOOL COMPANY, INC.
WITHOUT MEETING

We, the undersigned, being all of the Shareholders of C. W. ROD TOOL COMPANY, INC. (the "Corporation"), do by this instrument in writing consent to the following actions and adopt the following resolutions:

RESOLVED, that the form, terms and provisions of the Asset Purchase Agreement (the "Agreement") by and between Corporation as Seller, and DXP Enterprises, Inc. as Purchaser, in connection with the sale of substantially all of the assets of C.W. Rod Tool Company, Inc. has been presented to and approved by the Shareholders;

RESOLVED FURTHER, that Charles W. Rod, III, in his capacity as President of the Corporation, be and he is hereby fully authorized, empowered and directed for and on behalf of the Corporation, to execute the Agreement and any and all additional documents necessary in order to consummate said sale of said assets, including, but not limited to bills of sale and assignments, escrow agreements, and leases, the execution and of such instruments or documents by such officer shall be conclusive evidence of his authority to do so, and to execute such other and further instruments as may be necessary or proper to negotiate and conclude said in accordance with the terms of the Agreement, and that Charles W. Rod, III, in his capacity as the Secretary of the Corporation be and he is fully authorized and directed to attest to any and all such instruments, if same be required;

FURTHER RESOLVED, that Charles W. Rod, III, in his capacity as President of the Corporation, be and is hereby authorized, in the name of and on behalf of the Corporation, and on behalf of the Corporation, to execute and deliver the Agreement, substantially in the form approved herein, together with such changes as Charles W. Rod, III, in his sole discretion, approves, the execution and delivery thereof by him to be conclusive evidence that the same have been approved by the Shareholders;

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take those actions necessary to effect the hereinabove described activities of the Corporation.

The resolutions contained herein and the actions contemplated hereby are taken by unanimous written consent of the Shareholders pursuant to Article 6.201 of the Texas Business Organizations Code.

EXECUTED effective as of the 30th day of December, 2011.

SHAREHOLDERS:

________________________________
Charles W. Rod, III

________________________________
Ronald Rod

I-
862804.3

ACTION OF
 BOARD OF DIRECTORS
OF
C. W. ROD TOOL COMPANY, INC.
WITHOUT MEETING

We, the undersigned, being all of the members of the Board of Directors of C. W. ROD TOOL COMPANY, INC. (the "Corporation"), do by this instrument in writing consent to the following actions and adopt the following resolutions:

RESOLVED, that the form, terms and provisions of the Asset Purchase Agreement (the "Agreement") by and between Corporation as Seller, and DXP Enterprises, Inc. as Purchaser, in connection with the sale of substantially all of the assets of C.W. Rod Tool Company, Inc. has been presented to and approved by the Directors;

RESOLVED FURTHER, that Charles W. Rod, III, in his capacity as President of the Corporation, be and he is hereby fully authorized, empowered and directed for and on behalf of the Corporation, to execute the Agreement and any and all additional documents necessary in order to consummate said sale of said assets, including, but not limited to bills of sale and assignments, escrow agreements, and leases, the execution and of such instruments or documents by such officer shall be conclusive evidence of his authority to do so, and to execute such other and further instruments as may be necessary or proper to negotiate and conclude said in accordance with the terms of the Agreement, and that Charles W. Rod, III, in his capacity as the Secretary of the Corporation be and he is fully authorized and directed to attest to any and all such instruments, if same be required;

FURTHER RESOLVED, that Charles W. Rod, III, in his capacity as President of the Corporation, be and is hereby authorized, in the name of and on behalf of the Corporation, and on behalf of the Corporation, to execute and deliver the Agreement, substantially in the form approved herein, together with such changes as Charles W. Rod, III, in his sole discretion, approves, the execution and delivery thereof by him to be conclusive evidence that the same have been approved by the Directors;

FURTHER RESOLVED, that the officers of the Corporation are authorized and directed to take those actions necessary to effect the hereinabove described activities of the Corporation.

The resolutions contained herein and the actions contemplated hereby are taken by unanimous written consent of the Board of Directors pursuant to Section 6.201 of the Texas Business Organizations Code.

EXECUTED effective as of the 30th day of December, 2011.

DIRECTORS:

________________________________
Charles W. Rod, III

________________________________
Ronald Rod

I-
862804.3

EXHIBIT J

LEASE TERMINATION AGREEMENT

This Termination of Lease Agreements (this “Agreement”) is made as of this 30th day of December, 2011 between RCR VENTURES, LTD. (“Landlord”) and C.W. ROD TOOL COMPANY, INC. (“Tenant”).

Reference is made to the following facts:
A.
Landlord and Tenant are parties to those certain seven (7) Lease Agreements listed in Exhibit A, which for each Lease Agreement provides the date of each lease, the physical address of each leased premises (collectively, the “Premises”) and the last day of the existing term of each Lease Agreement.

B.
Tenant plans to vacate each Premises on or before December 30, 2011 and as a result, the parties have agreed to terminate each Lease Agreement as of 11:59 p.m. on December 29, 2011 (the “Effective Termination Date”) upon the terms and conditions set forth below.

Now, therefore, in consideration of the mutual covenants and consideration set forth herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.           Effective Termination Date.  Subject to the terms and conditions set forth herein, Tenant and Landlord agree that each Lease Agreement is hereby terminated, effective as of the Effective Termination Date as if the Effective Termination Date were the date set forth in each Lease Agreement for the expiration of the term of each Lease Agreement.

2.           Surrender of the Premises.  Tenant will surrender each of the Premises to Landlord on or before the Effective Termination Date, together with all keys (and any copies thereof) and access cards to each of the Premises.

3.           Landlord Release.  Landlord hereby releases, acquits and forever discharges Tenant, its affiliates, officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Released Tenant Parties”) of and from any and all actions or causes of action, suits, debts, dues, sums of money, acts, bonds, bills, covenants, controversies, promises, variances, permits, trespasses, accounts, contracts, agreements, damages, judgments, executions, claims, liabilities, and demands whatsoever of every name and nature, at law or in equity, which Landlord or its affiliates, successors and assigns, on the one hand, can, shall, may have, or may claim to have against any of the Released Tenant Parties, on the other hand, for, upon or by reason of any matter directly or indirectly arising out of or connected in any way with each Lease Agreement or any interaction between Landlord and any of the Released Tenant Parties relating in any way to each Lease Agreement.

4.           Tenant Release.  Tenant hereby releases, acquits and forever discharges Landlord, its affiliates, managers, members, employees, representatives, successors and assigns (collectively, the “Released Landlord Parties”) of and from any and all actions or causes of action, suits, debts, dues, sums of money, acts, bonds, bills, covenants, controversies, promises, variances, permits, trespasses, accounts, contracts, agreements, damages, judgments, executions, claims, liabilities, and demands whatsoever of every name and nature, at law or in equity, which Tenant or its subsidiaries, affiliates, successors and assigns, on the one hand, can, shall, may have, or may claim to have against any of the Released Landlord Parties, on the other hand for, upon or by reason of any matter directly or indirectly arising out of or connected in any way with the Lease or any interaction between Tenant and any of the Released Landlord Parties relating in any way to each Lease Agreement.

5.           Representations and Warranties.  Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Agreement and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d) that the person executing this Agreement on its behalf is duly authorized to do so; and (e) that it has had the advice of counsel in entering into this Agreement.

6.           Successors and Assigns.  Each of the covenants, conditions, terms agreements and obligations of the parties shall be binding upon, and inure to the benefit of, the heirs, personal representatives, successors and assigns of each party.

7.           Miscellaneous.  This Agreement shall become effective in all respects only upon its due execution and delivery by both Landlord and Tenant.  This Agreement contains the entire agreement of the parties regarding the subject matter hereof.  There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.  This Agreement may not be modified orally or in any other manner other than by an agreement in writing signed by the party against whom such modification is sought to be enforced.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of a signed counterpart of this Agreement by facsimile transmission shall constitute good and valid execution and delivery of this Agreement.

8.           Severability.  If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

9.           Governing Law; Interpretation.  All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of the state of in which each of the Premises is located, without regard to choice of law principles.  No provision of this Agreement shall be interpreted in favor of or against any party hereto by virtue of the fact that such party, or such party’s legal representative, drafted the provision in question.

Executed as a sealed instrument as of the date first written above.

Landlord:	RCR VENTURES, LTD.

By:
Name:
Title:

Tenant:	C.W. ROD TOOL COMPANY, INC.

By: ______________________________
Name: Charles W. Rod, III
Title: President

J-
862804.3

EXHIBIT A

REAL PROPERTY LEASES

1)	Lease between RCR Ventures, Ltd. and Seller for property located at 15050 Northgreen Boulevard, Houston, Texas 77032 dated April 1, 2008 and renewed for 1 year on April 1, 2011.

2)	Lease between RCR Ventures, Ltd. and Seller for property located at 6311 Hwy 90W, New Iberia, Louisiana 70560 dated November 1, 2009 and renewed for 1 year on November 1, 2011.

3)	Lease between RCR Ventures, Ltd. and Seller for property located at 6714 Brittmoore Road, Houston, Texas 77041 dated April 1, 2008 and renewed for 1 year on April 1, 2011.

4)	Lease between RCR Ventures, Ltd. and Seller for property located at 1501 Alabama Street, South Houston, Texas 77587 dated April 1, 2008 and renewed for 1 year on April 1, 2011.

5)	Lease between RCR Ventures, Ltd. and Seller for property located at 1218 Barrow Street, Houma, Louisiana 70360 dated April 1, 2008 and renewed for 1 year on April 1, 2011.

6)	Lease between RCR Ventures, Ltd. and Seller for property located at 3105 Pollok Dr., Conroe, Texas 77303 dated November 1, 2009 and renewed for 1 year on November 1, 2011.

7)	Lease between RCR Ventures, Ltd. and Seller for property located at 616 106th Street, Arlington, Texas 76011 dated November 1, 2011.

J-
862804.3